Exhibit 99.1

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2025 AND 2024
AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2025
AND

INDEPENDENT AUDITOR’S REPORT

GLOSSARY

When the following terms and abbreviations appear in the text of these financial statements, they have the meanings indicated below.
$500M Credit Facility	Refers to the unsecured $500 million revolving credit agreement, dated as of February 21, 2024, among Oncor, as borrower, the lenders from time-to-time party thereto, and Wells Fargo Bank, National Association, as administrative agent, maturing on February 21, 2027
$1B Credit Facility	Refers to the unsecured $1 billion revolving credit agreement, dated as of February 20, 2025, among Oncor, as borrower, the lenders from time-to-time party thereto, Wells Fargo Bank, National Association, as administrative agent and swingline lender, and the other financial institutions party thereto, as amended, maturing on February 20, 2029
$2B Credit Facility	Refers to the amended and restated unsecured $2 billion revolving credit agreement, dated as of February 20, 2025, among Oncor, as borrower, the lenders from time-to-time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and swingline lender, the fronting banks from time-to-time party thereto, and the other financial institutions party thereto, as amended, maturing on February 20, 2031
2031 Euro Notes	Refers to the €500 million aggregate principal amount of euro-denominated senior secured notes due May 15, 2031, which were issued by Oncor in May 2024
2034 Euro Notes	Refers to the €700 million aggregate principal amount of euro-denominated senior secured notes due June 15, 2034, which were issued by Oncor in June 2025
ABO	Accumulated benefit obligation
acquisition accounting	The acquisition method of accounting for a business combination as prescribed by GAAP, whereby the cost or “acquisition price” of a business combination, including the amount paid for the equity and certain transaction costs, is allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill
AFUDC	Allowance for funds used during construction
AOCI	Accumulated other comprehensive income (loss)
APBO	Accumulated postretirement benefit obligation
AR Facility	Refers to the accounts receivable facility entered into by Oncor on April 28, 2023, providing for the contribution of certain accounts receivable and certain other related rights to Receivables LLC, which, in turn, obtains loans secured by the receivables from various third-party lenders, as amended, maturing on April 28, 2028
ASC	Accounting Standards Codification
CAD Notes	Refers to the C$500 million aggregate principal amount of Canadian dollar-denominated senior secured notes due October 1, 2035, which were issued by Oncor in September 2025
Code	The Internal Revenue Code of 1986, as amended
CODM	Chief operating decision maker
CP Notes	Unsecured commercial paper notes issued under the CP Program

CP Program	Oncor’s commercial paper program, as amended
Credit Facilities	Refers collectively to the $500M Credit Facility, the $1B Credit Facility and the $2B Credit Facility
DCRF	Distribution cost recovery factor
Deed of Trust	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended
Disinterested Director	Refers to a member of the board of directors of Oncor and Oncor Holdings who is, pursuant to each company’s limited liability company agreement, one of the directors who qualifies as a “disinterested director,” defined in each limited liability company agreement as a director who (i) shall be an independent director in all material respects under the rules of the NYSE in relation to Sempra or its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) shall have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years
EECRF	Energy efficiency cost recovery factor
ERCOT	Electric Reliability Council of Texas, Inc., the independent system operator and the regional coordinator of various electricity systems within Texas
ERISA	Employee Retirement Income Security Act of 1974, as amended
Euro Notes	Refers to the 2031 Euro Notes and the 2034 Euro Notes
FASB	Financial Accounting Standards Board
FERC	U.S. Federal Energy Regulatory Commission
Fitch	Fitch Ratings, Inc. (a credit rating agency)
GAAP	Generally accepted accounting principles of the U.S.
I.R.S.	U.S. Internal Revenue Service
kWh	Kilowatt-hours
LC&I	Large Commercial & Industrial
Moody’s	Moody’s Investors Service, Inc. (a credit rating agency)
NAV	Net asset value
NYSE	New York Stock Exchange
OBBBA	One Big Beautiful Bill Act of 2025
OCI	Other comprehensive income (loss)
Oncor	Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings
Oncor Holdings	Oncor Electric Delivery Holdings Company LLC, which is the direct majority owner (80.25% equity interest) of Oncor and is wholly owned by STIH
Oncor Retirement Plan	Refers to a defined benefit pension plan sponsored by Oncor
Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries, including Oncor and Oncor’s direct and indirect subsidiaries
OPEB	Other postretirement employee benefits

OPEB Plans	Refers to plans sponsored by Oncor that offer certain postretirement health care and life insurance benefits to eligible current and former employees of Oncor and certain former affiliated companies and their eligible dependents
PBO	Projected benefit obligation
PUCT	Public Utility Commission of Texas
PURA	Texas Public Utility Regulatory Act, as amended
Receivables LLC	Oncor Receivables LLC, a bankruptcy-remote special purpose entity and a wholly owned subsidiary of Oncor
REP	Retail electric provider
ROU	Right-of-use
S&P	S&P Global Ratings, a division of S&P Global Inc. (a credit rating agency)
SEC	U.S. Securities and Exchange Commission
Sempra	Sempra, a California corporation
Sempra Order	Refers to the final order issued by the PUCT in 2018 in PUCT Docket No. 47675 approving Sempra’s indirect acquisition of Oncor Holdings
Sharyland	Sharyland Utilities, L.L.C.
SOFR	Refers to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate)
SOFR Adjustment	Refers to an adjustment of +0.10% to term SOFR
SRP	Refers to Oncor’s system resiliency plan to enhance the resiliency of its transmission and distribution system, which plan was approved by the PUCT in 2024 in PUCT Docket No. 56545
STH	Sempra Texas Holdings Corp., a Texas corporation, which is wholly owned by Sempra and the direct parent of STIH
STIH	Sempra Texas Intermediate Holding Company LLC, a Delaware limited liability company, which is a wholly owned, indirect subsidiary of Sempra and the sole member of Oncor Holdings
Supplemental Retirement Plan	Refers to the Oncor Supplemental Retirement Plan, as amended
Term Loan Credit Agreement	Refers to the unsecured $1.4 billion term loan credit agreement, dated as of December 23, 2025, among Oncor, as borrower, the lenders from time to time party thereto, and Sumitomo Mitsui Banking Corporation, as administrative agent, maturing on March 1, 2027
TCJA	U.S. Tax Cuts and Jobs Act of 2017
TCOS	Transmission cost of service
TCRF	Transmission cost recovery factor
Texas margin tax	A privilege tax imposed on taxable entities chartered/organized or doing business in the State of Texas that, for accounting purposes, is reported as an income tax

Texas Transmission	Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor and is indirectly owned by OMERS Administration Corporation (acting through its infrastructure investment entity, OMERS Infrastructure Management Inc.) and GIC Private Limited
U.S.	United States of America
UTM	Refers to the unified tracker mechanism, established by Texas House Bill 5247, which became effective on June 20, 2025
VIE	Variable interest entity
Vistra	Vistra Corp. and/or its subsidiaries, depending on context
Vistra Retirement Plan	Refers to a defined benefit pension plan sponsored by an affiliate of Vistra

These consolidated financial statements occasionally make references to Oncor Holdings or Oncor when describing actions, rights or obligations of their respective subsidiaries. References to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. These references reflect the fact that the subsidiaries are consolidated with their respective parent companies for financial reporting purposes. However, these references should not be interpreted to imply that the parent company is actually undertaking the action or has the rights or obligations of the relevant subsidiary company or that the subsidiary company is undertaking an action or has the rights or obligations of its parent company or any other affiliate.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Member of Oncor Electric Delivery Holdings Company LLC

Opinion

We have audited the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income, comprehensive income, membership interests, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 26, 2026

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED INCOME

	Years Ended December 31,
	2025	2024	2023

	(U.S. dollars in millions)
Operating revenues (Note 3)	$6,778	$6,082	$5,586
Operating expenses:
Wholesale transmission service	1,475	1,394	1,291
Operation and maintenance	1,542	1,293	1,150
Depreciation and amortization	1,184	1,060	978
Income taxes (Notes 1, 4 and 11)	229	208	185
Taxes other than amounts related to income taxes	590	571	552
Write-off of rate base disallowances	-	-	55
Total operating expenses	5,020	4,526	4,211
Operating income	1,758	1,556	1,375
Other (income) and deductions – net (Note 13)	(99)	(63)	(31)
Non-operating income tax expenses (Note 4)	7	9	7
Interest expense and related charges (Note 13)	788	653	536
Write-off of non-operating rate base disallowances	-	-	14
Net income	1,062	957	849
Net income attributable to noncontrolling interests	(211)	(192)	(170)
Net income attributable to Oncor Holdings	$851	$765	$679

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Years Ended December 31,
	Pre-Tax Amount	Income Tax (Expense) Benefit	Net-of-Tax Amount

	(U.S. dollars in millions)
2025
Net income	$1,298	$(236)	$1,062
Other comprehensive (loss) income:
Cash flow hedges	(5)	1	(4)
Fair value hedges	(58)	12	(46)
Defined benefit pension plans	4	-	4
Total other comprehensive (loss) income	(59)	13	(46)
Comprehensive income	1,239	(223)	1,016
Comprehensive income attributable to noncontrolling interests	(246)	43	(203)
Comprehensive income attributable to Oncor Holdings	$993	$(180)	$813

2024
Net income	$1,174	$(217)	$957
Other comprehensive (loss) income:
Cash flow hedges	(11)	2	(9)
Fair value hedges	3	(1)	2
Defined benefit pension plans	2	-	2
Total other comprehensive (loss) income	(6)	1	(5)
Comprehensive income	1,168	(216)	952
Comprehensive income attributable to noncontrolling interests	(232)	42	(190)
Comprehensive income attributable to Oncor Holdings	$936	$(174)	$762

2023
Net income	$1,041	$(192)	$849
Other comprehensive (loss) income:
Defined benefit pension plans	(15)	3	(12)
Total other comprehensive (loss) income	(15)	3	(12)
Comprehensive income	1,026	(189)	837
Comprehensive income attributable to noncontrolling interests	(204)	37	(167)
Comprehensive income attributable to Oncor Holdings	$822	$(152)	$670

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED CASH FLOWS

	Years Ended December 31,
	2025	2024	2023

	(U.S. dollars in millions)
Cash flows – operating activities:
Net income	$1,062	$957	$849
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	1,358	1,233	1,117
Write-off of rate base disallowances	-	-	69
Deferred income taxes – net	221	181	73
Other – net	-	1	(9)
Changes in operating assets and liabilities:
Accounts receivable	(82)	(29)	(43)
Inventories	(228)	(121)	(137)
Accounts payable – trade	76	78	42
Regulatory assets – recoverable SRP (Note 2)	(183)	(1)	-
Regulatory assets – recoverable UTM (Note 2)	(104)	-	-
Regulatory assets – self-insurance reserve costs incurred (Note 2)	(171)	(327)	(232)
Regulatory under/over recoveries – net (Note 2)	66	15	1
Customer deposits	400	86	42
Pension and OPEB plans	(155)	(56)	20
Interest accruals	67	32	20
Other – assets	(142)	(176)	(22)
Other – liabilities	155	114	10
Cash provided by operating activities	2,340	1,987	1,800
Cash flows – financing activities:
Issuances of senior secured notes (Note 6)	3,466	1,992	2,200
Repayments of senior secured notes (Note 6)	(524)	(500)	-
Borrowings under term loan credit agreements	925	-	775
Repayments under term loan credit agreements	-	-	(875)
Borrowings under AR Facility (Note 6)	835	900	600
Repayments under AR Facility (Note 6)	(510)	(900)	(600)
Borrowings under $500M Credit Facility (Note 6)	-	500	-
Repayments under $500M Credit Facility (Note 6)	-	(20)	-
Payment for senior secured notes extinguishment (Note 6)	(441)	-	-
Net change in short-term borrowings (Note 5)	(594)	312	84
Capital contributions from member (Note 8)	2,009	972	363
Capital contribution from noncontrolling interests (Note 9)	495	239	89
Distributions to member (Note 8)	(634)	(604)	(442)
Distributions to noncontrolling interests (Note 9)	(158)	(149)	(110)
Debt discount, premium, financing and reacquisition costs – net	(44)	(24)	(46)
Cash provided by financing activities	4,825	2,718	2,038
Cash flows – investing activities:
Capital expenditures (Note 13)	(6,761)	(4,683)	(3,824)

Sales tax audit settlement refund (Note 7)	9	56	-
Other – net	44	33	39
Cash used in investing activities	(6,708)	(4,594)	(3,785)
Net change in cash, cash equivalents and restricted cash	457	111	53
Cash, cash equivalents and restricted cash – beginning balance	262	151	98
Cash, cash equivalents and restricted cash – ending balance	$719	$262	$151

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
CONSOLIDATED BALANCE SHEETS

	At December 31,
	2025	2024

	(U.S. dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$87	$36
Restricted cash, current (Note 1)	11	20
Accounts receivable – net (Note 13)	1,048	970
Income taxes receivable from member (Note 11)	40	26
Materials and supplies inventories – at average cost	690	462
Prepayments and other current assets (Note 13)	140	124
Total current assets	2,016	1,638
Restricted cash, noncurrent (Note 1)	621	206
Investments and other property (Note 13)	203	183
Property, plant and equipment – net (Note 13)	37,834	31,769
Goodwill (Notes 1 and 13)	4,628	4,628
Regulatory assets (Note 2)	2,049	1,671
Right-of-use operating lease assets	265	209
Other noncurrent assets (Note 13)	59	31
Total assets	$47,675	$40,335

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 5)	$-	$594
Accounts payable – trade	1,332	770
Income taxes payable to member (Note 11)	31	29
Accrued taxes other than income taxes	296	274
Accrued interest	216	149
Operating lease and other current liabilities (Note 7)	409	367
Total current liabilities	2,284	2,183
Long-term debt, noncurrent (Note 6)	19,043	15,234
Accumulated deferred income taxes – net (Notes 1, 4 and 11)	2,053	1,821
Regulatory liabilities (Note 2)	3,034	2,973
Employee benefit plan obligations (Note 10)	1,275	1,384
Operating lease obligations	239	193
Other noncurrent obligations (Note 13)	753	353
Total liabilities	28,681	24,141
Commitments and contingencies (Note 7)
Membership interests (Note 8):
Capital account	14,854	12,628
Accumulated other comprehensive loss	(160)	(123)
Oncor Holdings membership interests	$14,694	$12,505

Noncontrolling interests in subsidiary	4,300	3,689
Total membership interests	18,994	16,194
Total liabilities and membership interests	$47,675	$40,335

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED MEMBERSHIP INTERESTS

	Capital Account	AOCI, Net of Tax	Oncor Holdings membership interests (Note 8)	Noncontrolling interests in subsidiary (Note 9)	Total membership interests

	(U.S. dollars in millions)
Balance at December 31, 2022	$10,908	$(107)	$10,801	$3,141	$13,942
Net income	679	-	679	170	849
Capital contributions from members	363	-	363	89	452
Distributions to members	(442)	-	(442)	(110)	(552)
Change related to future tax distributions from Oncor	-	-	-	49	49
OCI	-	(11)	(11)	(1)	(12)
Balance at December 31, 2023	11,508	(118)	11,390	3,338	14,728
Net income	765	-	765	192	957
Capital contributions from members	972	-	972	239	1,211
Distributions to members	(604)	-	(604)	(149)	(753)
Conversion of tax receivable from member to membership interests	(13)	-	(13)	-	(13)
Change related to future tax distributions from Oncor	-	-	-	69	69
OCI	-	(5)	(5)	-	(5)
Balance at December 31, 2024	12,628	(123)	12,505	3,689	16,194
Net income	851	-	851	211	1,062
Capital contributions from members	2,009	-	2,009	495	2,504
Distributions to members	(634)	-	(634)	(158)	(792)
Change related to future tax distributions from Oncor	-	-	-	72	72
OCI	-	(37)	(37)	(9)	(46)
Balance at December 31, 2025	$14,854	$(160)	$14,694	$4,300	$18,994

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. See “Glossary” for the definition of terms and abbreviations.

We are a Dallas, Texas-based holding company whose financial statements are comprised almost entirely of the operations of our direct, majority (80.25%) owned subsidiary, Oncor. Oncor is a regulated electricity transmission and distribution company that operates the largest transmission and distribution system in Texas based on the number of end-use customers and circuit miles of transmission and distribution lines. Oncor provides wholesale transmission and distribution services, and Oncor also provides transmission grid connections to merchant generation facilities and interconnections to other transmission grids in Texas. The rates Oncor charges for its electricity delivery services are set pursuant to tariffs approved by the PUCT and certain cities and, in the case of transmission service related to limited interconnections to other markets, the FERC. Oncor is not a seller of electricity, nor does Oncor purchase electricity for resale.

Ownership Structure and Ring-Fencing Measures

Oncor Holdings is indirectly and wholly owned by Sempra. We own 80.25% of Oncor’s membership interests and Texas Transmission owns 19.75% of Oncor’s membership interests. Oncor is managed as an integrated business of electricity transmission and distribution with only one reportable segment.

Since 2007, various ring-fencing measures have been taken to enhance the credit quality of Oncor and Oncor Holdings and the separateness between the Oncor Ring-Fenced Entities and entities with a direct or indirect ownership interest in Oncor or Oncor Holdings. These ring-fencing measures serve to mitigate the Oncor Ring-Fenced Entities’ credit exposure to Sempra and its affiliates and any other direct or indirect owners of Oncor and Oncor Holdings, and reduce the risk that the assets and liabilities of the Oncor Ring-Fenced Entities would be substantively consolidated with the assets and liabilities of any Sempra entity or any other direct or indirect owners of Oncor and Oncor Holdings in connection with a bankruptcy of any such entities.

In March 2018, Sempra indirectly acquired Oncor Holdings. The final order issued by the PUCT approving that transaction outlines certain ring-fencing measures, governance mechanisms and restrictions that apply to Oncor Holdings and Oncor. As a result of these ring-fencing measures, Sempra does not control Oncor or Oncor Holdings, and the ring-fencing measures limit Sempra’s ability to direct the management, policies and operations of Oncor and Oncor Holdings, including the deployment or disposition of Oncor’s assets, declarations of dividends, strategic planning and other important corporate issues and actions. Each of the limited liability company agreements of Oncor and Oncor Holdings requires PUCT approval of certain revisions to the agreement, including, among other things, revisions to the governance structure and other various ring-fencing measures.

None of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or obligations of any Sempra entity or any other direct or indirect owner of Oncor or Oncor Holdings. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of any Sempra entities and any other direct or indirect owner of Oncor or Oncor Holdings. We do not bear any liability for debt or contractual obligations of Sempra and its affiliates or any other direct or indirect owner of Oncor or Oncor Holdings, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from Sempra and its affiliates and any other direct or indirect owner of Oncor or Oncor Holdings.

Oncor and Oncor Holdings are each a limited liability company governed by a board of directors, not its members. The Sempra Order and Oncor’s limited liability company agreement require that the board of directors of Oncor consist of 13 members, constituted as follows:

•seven Disinterested Directors, who (i) shall be independent directors in all material respects under the rules of the NYSE in relation to Sempra or its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) shall have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years;
•two members designated by Sempra (through Oncor Holdings);
•two members designated by Texas Transmission; and
•two current or former officers of Oncor (each, an Oncor Officer Director).

Until March 9, 2028, in order for a current or former officer of Oncor to be eligible to serve as an Oncor Officer Director, the officer cannot have worked for Sempra or any of its subsidiaries or affiliated entities (excluding Oncor Holdings and Oncor) or any other entity with a direct or indirect ownership interest in Oncor or Oncor Holdings in the ten-year period prior to the date on which the officer first became employed by Oncor. Oncor Holdings, at the direction of STIH, has the right to nominate and/or seek the removal of the Oncor Officer Directors, subject to approval by a majority of the Oncor board of directors.

The Sempra Order and our limited liability company agreement require that the board of directors of Oncor Holdings consist of eleven members, made up of six Disinterested Directors, two current or former officers of Oncor Holdings and two members designated by Sempra (through STIH).

In addition, the Sempra Order provides that the board of directors of each of Oncor and Oncor Holdings cannot be overruled by the board of directors of Sempra or any of its subsidiaries on dividend policy, the issuance of dividends or other distributions (except for contractual tax payments), debt issuance, capital expenditures, operation and maintenance expenditures, management and service fees, and appointment or removal of members of the board of directors, provided that certain actions may also require the additional approval of our board of directors. The Sempra Order also provides that any changes to the size, composition, structure or rights of the board of directors of each of Oncor and Oncor Holdings must first be approved by the PUCT. In addition, if Sempra acquires Texas Transmission’s interest in Oncor, the two board of director positions on Oncor’s board of directors that Texas Transmission is entitled to appoint will be eliminated and the size of Oncor’s board of directors will be reduced by two.

Additional regulatory commitments, governance mechanisms and restrictions provided in the Sempra Order and the limited liability company agreements of Oncor and Oncor Holdings to ring-fence Oncor and Oncor Holdings from their owners include, among others:

•A majority of the Disinterested Directors of Oncor and the directors designated by Texas Transmission that are present and voting (of which at least one must be present and voting) must approve any Oncor annual or multi-year budget if the aggregate amount of capital expenditures or operation and maintenance expenditures in such budget is more than a 10% increase or decrease from the corresponding amounts of such expenditures in the budget for the preceding fiscal year or multi-year period, as applicable;
•Oncor and Oncor Holdings may not pay any dividends or make any other distributions (except for contractual tax payments) if a majority of its Disinterested Directors or either of the two directors appointed by Texas Transmission determines that it is in the best interests of Oncor and Oncor Holdings, as applicable to retain such amounts to meet expected future requirements;
•At all times, Oncor will remain in compliance with the debt-to-equity ratio established by the PUCT from time to time for ratemaking purposes, and Oncor will not pay dividends or other distributions (except for contractual tax payments) if such payment would cause its debt-to-equity ratio to exceed the debt-to-equity ratio approved by the PUCT;
•If the credit rating on Oncor’s senior secured debt by any of the three major rating agencies falls below BBB (or the equivalent), Oncor will suspend dividends and other distributions (except for contractual tax payments), unless otherwise allowed by the PUCT;
•Without the prior approval of the PUCT, neither Sempra nor any of its affiliates (excluding Oncor) will incur, guaranty or pledge assets in respect of any indebtedness that is dependent on the revenues of Oncor in more than a proportionate degree than the other revenues of Sempra or on the membership interests of Oncor, and there will be no debt at STH or STIH at any time following Sempra’s indirect acquisition of Oncor Holdings;
•Neither Oncor nor Oncor Holdings will lend money to, borrow money from, or share credit facilities with Sempra or any of its affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings; and
•There must be maintained certain “separateness measures” that reinforce the legal and financial separation of Oncor and Oncor Holdings from their owners, including a requirement that dealings between Oncor, Oncor Holdings and their subsidiaries with Sempra, any of Sempra’s other affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, must be on an arm’s-length basis, limitations on affiliate transactions, separate recordkeeping requirements and a prohibition on Sempra or its affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings pledging Oncor assets or membership interests for any entity other than Oncor.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with GAAP governing rate-regulated operations. Subsequent events have been evaluated through the date these consolidated financial statements were issued. Our consolidated financial statements include the accounts of Oncor Holdings, and Oncor, its subsidiaries, and its consolidated VIEs. All dollar and foreign currency amounts in the financial statements and the notes are stated in U.S. dollars in millions and/or in millions of the applicable foreign currency unless otherwise indicated. Certain prior period amounts have been reclassified to conform to the current period presentation.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the period. These estimates include, but are not limited to, the effects of regulation; recovery of long-lived assets; certain assumptions made in accounting in connection with pension and OPEB; asset retirement obligations; income and other taxes; hedges for Oncor’s future debt financing; valuation of certain financial assets and liabilities; and accounting for contingencies. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Accounting for the Effects of Certain Types of Regulation

Oncor is subject to rate regulation and Oncor’s financial statements reflect regulatory assets and liabilities in accordance with accounting standards related to the effect of certain types of regulation (ASC 980). Regulatory assets and liabilities represent probable future amounts recoverable from or refundable to customers through the ratemaking process based on PURA and/or the PUCT’s orders, precedents or substantive rules. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital subject to PUCT review for reasonableness. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 2 for more information regarding regulatory assets and liabilities.

Revenue Recognition

Oncor’s revenues are generally recognized pursuant to tariffs approved by the PUCT or authorized by statute. The majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service including a reasonable rate of return on invested capital. Revenues related to providing electric delivery service to consumers are generally recognized when the underlying service has been provided in accordance with ASC 606 (revenue from contracts with customers). Revenues related to regulated arrangements based on statutory recovery mechanisms between the utility and the applicable regulators are generally recognized in accordance with ASC 980. See Note 3 for additional information regarding revenues.

Derivatives and Hedging

Oncor is exposed to changes in interest rates and foreign currency exchange rates primarily as a result of Oncor’s current and expected future debt financings. Oncor uses derivative instruments typically designated as cash flow or fair value hedges to help mitigate its exposure related to those risks.

Oncor uses interest rate swaps, designated as cash flow hedges, in part, to hedge Oncor’s interest payments related to its expected future debt financings. Oncor’s future fixed rate debt issuances underlying these cash flow hedge relationships are largely dependent on market demand and liquidity in the debt market. At December 31, 2025, Oncor believes its forecasted issuances of fixed rate debt in the related cash flow hedge relationships are probable. However, unexpected changes in market conditions in future periods could impact Oncor’s ability to issue such fixed rate debt, or the timing of any such issuance. If Oncor’s assumptions regarding the nature and timing of forecasted fixed rate debt issuances were to be inaccurate, Oncor could be required to cease the application of hedge accounting to the related interest rate swaps, which could result in immediate reclassification of all the related gains or losses in AOCI to other (income) and deductions.

Oncor uses cross-currency swaps, designated as fair value hedges, to help mitigate the foreign currency exchange rate risk as a result of the use of foreign currency denominated financing instruments, such as the Euro Notes and CAD Notes. Oncor’s existing cross-currency swaps exchange Oncor’s foreign currency denominated principal payments due at maturity under the Euro Notes and CAD Notes into U.S. dollar-denominated notional amounts and swap Oncor’s foreign currency denominated fixed interest rates for U.S. dollar-denominated fixed interest rates.

See Note 12 for more information regarding Oncor’s derivative instruments.

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We also evaluate goodwill for impairment annually, as of October 1, and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

For our annual goodwill impairment testing, we generally have the option to directly perform a quantitative assessment or first make a qualitative assessment of whether it is more likely than not that our estimated enterprise fair value is less than our enterprise carrying value before applying the quantitative assessment. If we elect to perform the qualitative assessment, we evaluate relevant events and circumstances, including but not limited to, macroeconomic conditions, industry and market considerations, cost factors and our overall financial performance. If, after assessing these qualitative factors, we determine that it is more-likely-than-not that our estimated enterprise fair value is less than our enterprise carrying book value, then we perform a quantitative assessment. If, after performing the quantitative assessment, we determine that goodwill is impaired, we record the amount of goodwill impairment as the excess of enterprise carrying book value over estimated enterprise fair value, not to exceed the carrying amount of goodwill.

For our annual goodwill impairment testing as of October 1, 2025, we elected to make a qualitative assessment of whether it is more likely than not that our enterprise fair value is less than our enterprise carrying value. We concluded that our estimated enterprise fair value was more likely than not greater than our enterprise carrying book value. As a result, no quantitative assessment for impairment was required and no impairment was recognized in 2025.

Goodwill totaling $4.628 billion was reported on our balance sheet at both December 31, 2025 and 2024.

Income Taxes

Oncor is a partnership for U.S. federal income tax purposes. Our tax sharing agreement with Oncor and STH includes Texas Transmission. The tax sharing agreement provides for the calculation of tax liability substantially as if we and Oncor file our own income tax returns, and requires tax payments to our member and Texas Transmission determined on that basis (without duplication for any income taxes paid by our subsidiaries). Deferred income taxes are provided for temporary differences between our book and tax bases of assets and liabilities.

Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, are determined in accordance with the provisions of accounting guidance for income taxes and for uncertainty in income taxes. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates. Investment tax credits are amortized to income over the estimated lives of the related properties.

We classify any interest and penalties expense related to uncertain tax positions as current income taxes as discussed in Note 4.

Defined Benefit Pension Plans and OPEB Plans

Oncor has liabilities under pension plans that offer benefits based on either a traditional defined benefit formula or a cash balance formula and OPEB Plans that offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. Costs of pension and OPEB Plans are dependent on numerous factors, assumptions and estimates. See Note 10 for additional information regarding pension and OPEB Plans.

System of Accounts

Our accounting records have been maintained in accordance with the FERC Uniform System of Accounts as adopted by the PUCT.

Property, Plant and Equipment

Property, plant and equipment is stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and AFUDC.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the properties based on depreciation rates approved by the PUCT. As is common in the industry, depreciation expense is recorded using composite depreciation rates that reflect blended estimates of the lives of major asset groups as compared to depreciation expense calculated on a component asset-by-asset basis. Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. Actual removal costs incurred are charged to accumulated depreciation. Accrued removal costs in excess of incurred removal costs are reclassified as a regulatory liability to retire assets in the future.

Franchise Taxes

Franchise taxes are assessed to Oncor by local governmental bodies, based on kWh delivered and are a principal component of taxes other than amounts related to income taxes as reported in the income statement. Franchise taxes are not a “pass through” item. The rates Oncor charges customers are intended to recover the franchise taxes, but Oncor is not acting as an agent to collect the taxes from customers.

Allowance for Funds Used During Construction

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on eligible projects involving construction periods lasting greater than thirty days. The interest portion of capitalized AFUDC is accounted for as a reduction to interest expense and the equity portion of capitalized AFUDC is accounted for as other income. See Note 13 for detail of amounts reducing interest expense and increasing other income.

Cash, Cash Equivalents and Restricted Cash

For purposes of reporting cash and cash equivalents, highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the Consolidated Balance Sheets to the sum of such amounts reported on the Statements of Consolidated Cash Flows:

	At December 31,
	2025	2024
Cash, cash equivalents and restricted cash
Cash and cash equivalents	$87	$36
Restricted cash, current (a)	11	20
Restricted cash, noncurrent (a)	621	206
Total cash, cash equivalents and restricted cash on the Statements of Consolidated Cash Flows	$719	$262
____________
(a)Restricted cash represents amounts held by Oncor for cash deposits from customers related to joint use pole license agreements and cash deposits from customers that are subject to probable return in accordance with PUCT rules, ERCOT requirements or Oncor’s tariffs relating to generation interconnection and construction and/or extension of electric delivery system facilities. Oncor maintains these amounts in separate escrow accounts.

Fair Value of Financial Instruments

The carrying amounts for financial instruments designated as hedging derivatives are recorded at fair value.

The carrying amounts for nonderivative financial assets classified as current assets and the carrying amounts for nonderivative financial liabilities classified as current liabilities approximate fair value due to the short maturity of such nonderivative financial instruments. The fair values of other nonderivative financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts.

The following discussion of fair value accounting standards applies primarily to our determination of the fair value of financial instruments designated as hedging derivatives (see Note 12) and nonderivative financial assets in the pension plans’ and OPEB Plans’ trusts (see Note 10) and long-term debt (see Note 6).

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs.
•Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.

The fair value of certain investments is measured using the NAV per share as a practical expedient. Such investments measured at NAV are not required to be categorized within the fair value hierarchy.

Contingencies

Our financial results may be affected by judgments and estimates related to contingencies. For loss contingencies, we accrue the loss if an event has occurred on or before the balance sheet date, and:

•information available through the date we file our financial statements indicates it is probable that a loss has been incurred, given the likelihood of uncertain future events; and
•the amount of the loss can be reasonably estimated.

We do not accrue contingencies that might result in gains. We continuously assess contingencies for litigation claims, environmental remediation and other events. See Note 7 for a discussion of contingencies.

VIE

We consolidate a VIE if we are the primary beneficiary of the VIE. Our determination of whether we are the primary beneficiary is based on qualitative and quantitative analyses, which assesses:

•the purpose and design of the VIE;
•the nature of the VIE’s risks and the risks we absorb;
•the power to direct activities that most significantly impact the economic performance of the VIE; and
•the obligation to absorb losses or the right to receive benefits that could be significant to the VIE.

We will continue to evaluate our business operations and VIEs for any changes that may impact our determination of whether an entity is a VIE and if we are the primary beneficiary. See Note 13 for more information on Oncor’s consolidated VIE.

Accounting Standards Updates (ASU)

ASU 2023-09 Improvements to Income Tax Disclosures (ASC 740)

In December 2023, the FASB issued ASU 2023-09, which expands income tax disclosure requirements to include additional information related to the rate reconciliation of our effective tax rates to statutory rates, as well as additional disaggregation of taxes paid. This ASU also removed disclosures related to certain unrecognized tax benefits and deferred taxes. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. We adopted the standard on December 31, 2025 on a retrospective basis and have provided additional disclosure related to the table of reconciliation of provision in lieu of income taxes computed at the U.S. federal statutory rate to provision in lieu of income taxes in Note 4.

ASU 2024-03 Disaggregation of Income Statement Expenses (ASC 220)

In November 2024, the FASB issued ASU 2024-03, which requires disaggregated disclosure of income statement expenses for public business entities. This ASU adds ASC 220-40 to require a footnote disclosure in tabular presentation about specific expenses by requiring disaggregation of each relevant expense caption on the face of the income statement, when applicable. The ASU does not change or remove existing expense disclosure requirements; however, it may affect where that information appears in the footnotes to the financial statements. ASU 2024-03 will be effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted, and entities may adopt the standard on either a prospective or retrospective basis. We are currently evaluating the effect of the standard on our financial reporting and have not yet selected the year in which we will adopt the standard.

ASU 2025-06 Targeted Improvements to the Accounting for Internal-Use Software (ASC 350)

In September 2025, the FASB issued ASU 2025-06, which amends certain aspects of the accounting for and disclosure of software costs under ASC 350-40. This ASU makes targeted improvements to ASC 350-40 for accounting for internally developed software costs. The amendments supersede the guidance on website development costs in ASC 350-50 and relocate that guidance, along with the recognition requirements for development costs specific to websites, to ASC 350-40. ASU 2025-06 will be effective for annual reporting periods beginning after December 15, 2027, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted in an interim or annual reporting period in which financial statements have not yet been issued or made available for issuance, and entities may adopt the standard prospectively, retrospectively, or via a modified prospective transition method. We are currently evaluating the effect of the guidance on our financial reporting and have not yet selected the period in which we will adopt the standard.

ASU 2025-11 Narrow-Scope Improvements (ASC 270)

In December 2025, the FASB issued ASU 2025-11, which is intended to improve the navigability of the guidance in ASC 270 and clarify when it applies. Under the amendments, an entity is subject to ASC 270 if it provides “interim financial statements and notes in accordance with GAAP.” The ASU also addresses the form and content of such financial statements, adds lists to ASC 270 of the interim disclosures required by all other Codification topics, and establishes a principle under which an entity must disclose events since the end of the last annual reporting period that have a material impact on the entity. ASU 2025-11 will be effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. We are currently evaluating the effect of the guidance on our financial reporting and have not yet selected the period in which we will adopt the standard.

All other newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.

2.    REGULATORY MATTERS

Regulatory Proceedings

2025 Comprehensive Base Rate Review (PUCT Docket No. 58306)

In June 2025, Oncor filed a request for a comprehensive base rate review with the PUCT and the 210 cities in its service territory that have retained original jurisdiction over rates. On January 29, 2026, Oncor filed a stipulation in the comprehensive base rate review proceeding requesting PUCT approval of an unopposed, comprehensive settlement among the parties to the proceeding. The stipulation provides for an annual revenue requirement of approximately $6.975 billion, an increase of 8.8% over Oncor’s adjusted annualized present revenues provided in the rate application. Oncor estimates the terms of the stipulation would result in an aggregate annualized increase over those revenues of approximately $560 million. Moreover, the stipulation also provides for a revised regulatory capital structure ratio of 56.5% debt to 43.5% equity, an authorized return on equity of 9.75%, and an authorized cost of debt of 4.94%. In addition, the stipulation provides for (i) a self-insurance reserve with an annual accrual amount in rates of $200 million for storm costs and other self-insured losses, an increase from the $122 million self-insurance reserve annual accrual amount currently recovered in rates, as well as (ii) a five-year amortization period for applicable regulatory assets and liabilities, which would not include rate case expenses, year-end 2024 deferred SRP costs, and excess accumulated deferred income taxes.

The PUCT may choose to adopt, modify, or reject the stipulation and the proposed order included in the stipulation. New billing rates would be implemented after that final order, and if the proposed new rates in the stipulation are approved as requested, Oncor will surcharge the difference between those new rates and Oncor’s current rates back to January 1, 2026, pursuant to a previously approved settlement regarding interim rates.

Capital Tracker Filings

PUCT rules allow for interim rate adjustments for capital trackers that allow utilities to recover, subject to reconciliation, the cost of certain investments before a comprehensive base rate review. As a result of legislation signed into law in 2025 establishing the UTM, which is discussed in detail below, Oncor can now request capital tracker interim rate adjustments each year through the filing of either (i) until 2035, a single UTM application (subject to meeting annual eligibility requirements) or (ii) up to two TCOS capital tracker applications to reflect changes in transmission-related capital investments and up to two DCRF capital tracker applications to reflect changes in distribution-related capital investments.

In 2025, Oncor filed the following capital tracker interim rate adjustment applications with the PUCT:

Filing Type	PUCT Docket No.	Investment Through	Filed	Effective Date	Annual Revenue Impact (a)
DCRF	57707	December 2024 (b)	February 2025	May 2025	$106
TCOS	57610	December 2024 (c)	January 2025	March 2025	$165
____________
(a)Annual revenue impact represents the estimated incremental annual revenue impact, after taking into account revenue effects of prior applicable rate adjustments.
(b)Reflects distribution-related capital investments generally put into service during the period from July 1, 2024 through December 31, 2024.
(c)Reflects transmission-related capital investments generally put into service during the period from July 1, 2023 through December 31, 2024.

In June 2025, the Governor of Texas signed Texas House Bill 5247. The bill establishes the UTM, which allows qualifying electric utilities that operate solely inside ERCOT to (i) apply for a single interim rate update annually through 2035 for cost recovery of certain transmission and distribution capital investments, as an alternative to separate DCRF and TCOS capital tracker filings, and (ii) defer to a regulatory asset costs associated with UTM eligible capital investments as they are placed into service. Qualifying electric utilities consist of utilities that (i) operate solely inside ERCOT, (ii) have been identified by the PUCT as having responsibility for constructing transmission infrastructure as part of the PBRP, and (iii) make annual capital expenditures in transmission and distribution that exceed 300% of annual depreciation. In January 2026, Oncor filed a notice with the PUCT (PUCT Docket No. 59249) indicating Oncor’s intent to file a UTM application on or after March 16, 2026, and certifying that Oncor meets the requirements for filing an application.

In anticipation of filing Oncor’s initial UTM application on or after March 16, 2026 for eligible transmission and distribution investments placed into service after December 31, 2024 through December 31, 2025, Oncor has recorded $104 million in regulatory assets for recoverable costs associated with Oncor’s UTM eligible transmission and distribution capital investments placed into service and recognized a corresponding $104 million in other regulated revenues in 2025. See “Regulatory Assets and Liabilities” below for more information on the regulatory assets and Note 3 for more information on the recognition of revenues related to the UTM.

Appeal of 2023 Comprehensive Base Rate Review Order (PUCT Docket No. 53601)

In April 2023, the PUCT issued a final order in Oncor’s comprehensive base rate review filed in May 2022 with the PUCT and the cities in Oncor’s service territory that have retained original jurisdiction over rates. Base rates implementing the final order went into effect in May 2023. In June 2023, the PUCT issued an order on rehearing in response to the motions for rehearing filed by us and certain intervening parties in the proceeding. The order on rehearing affirmed the material provisions of the final order. In September 2023, Oncor filed an appeal in Travis County District Court. The appeal sought judicial review of certain of the order on rehearing’s rate base disallowances (an acquisition premium and its associated amortization costs relating to certain plant facilities acquired by Oncor in 2019, as well as certain of the employee benefit and compensation-related costs that Oncor had previously capitalized) and related expense effects of those disallowances. In February 2024, the court dismissed the appeal for lack of jurisdiction. In March 2024, Oncor appealed the court’s dismissal to the Fifteenth Court of Appeals in Texas. On August 14, 2025, the Court issued its opinion in favor of the PUCT, denying Oncor’s argument on appeal. Oncor has elected not to pursue a further appeal.

SRP (PUCT Docket No. 56545)

In November 2024, the PUCT approved Oncor’s SRP (PUCT Docket No. 56545), which provides for approximately $2.9 billion in capital expenditures and $520 million in operation and maintenance expenses to enhance the resiliency of Oncor’s transmission and distribution system, including measures to address extreme weather, wildfires, physical security threats, and cybersecurity threats. The SRP provides for the majority of the spend to occur between 2025 and 2027, with approximately $300 million in capital expenditures and approximately $20 million in operation and maintenance expenses to be carried over into 2028 and either (i) automatically authorized if Oncor does not file an updated SRP for a future period beginning with 2028 or (ii) included in any subsequent update to the SRP as part of that updated SRP’s first year of spend. Oncor began implementing the approved plan in the fourth quarter of 2024, and is recognizing the recoverable distribution-related operation and maintenance expenses, depreciation expenses, carrying costs on unrecovered balances, and related taxes as a regulatory asset for future recovery in interim rate adjustments or base rate proceedings. In 2025, Oncor recorded $180 million in regulatory assets for distribution-related SRP costs and recognized a corresponding $180 million in other regulated revenues related to the distribution-related SRP. In 2025, Oncor also recorded $3 million in regulatory assets for transmission-related SRP costs. See “Regulatory Assets and Liabilities” below for more information on the regulatory assets and Note 3 for more information on the recognition of revenues related to the SRP.

Regulatory Assets and Liabilities

Oncor is subject to rate regulation and Oncor’s financial statements reflect regulatory assets and liabilities in accordance with accounting standards related to the effect of certain types of regulation. Regulatory assets and liabilities represent probable future amounts recoverable from or refundable to customers through the ratemaking process based on PURA, and/or the PUCT’s orders, precedents, or substantive rules. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital subject to PUCT review for reasonableness. The rate of return is generally based on Oncor’s authorized weighted-average cost of capital. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates.

The following table presents components of Oncor’s regulatory assets and liabilities and their remaining recovery periods in effect at December 31, 2025:

	Remaining Rate Recovery/Amortization Period in Effect at	At December 31,
	December 31, 2025	2025	2024
Regulatory assets:
Employee retirement liability (a)(b)(d)	To be determined	$192	$166
Employee retirement costs being amortized	3 years	32	63
Employee retirement costs incurred since the last comprehensive base rate review period (b)	To be determined	131	72
Self-insurance reserve (primarily storm recovery costs) being amortized	3 years	219	336
Self-insurance reserve costs incurred since the last comprehensive base rate review period (primarily storm related) (b)	To be determined	936	765
Debt reacquisition costs	Lives of related debt	3	6
Under-recovered advanced metering system costs being amortized	3 years	32	58
Recoverable SRP (c)	To be determined	183	1
Recoverable UTM (c)	To be determined	104	-
Energy efficiency program performance bonus (a)	Approximately 1 year	33	17
Wholesale distribution substation service costs being amortized	3 years	35	50
Wholesale distribution substation service costs incurred since the last comprehensive base rate review period (b)	To be determined	28	28
Expenses related to Coronavirus Disease 2019 (b)	Various	19	25
Recoverable deferred income taxes	Various	76	52
Uncollectible payments from REPs	Various	7	8
Other regulatory assets	Various	19	24
Total regulatory assets		2,049	1,671

Regulatory liabilities:
Estimated net removal costs	Lives of related assets	1,623	1,588
Excess deferred taxes	Primarily over lives of related assets	1,182	1,246
Over-recovered wholesale transmission service expense (a)	Approximately 1 year	96	44
Unamortized gain on reacquisition of debt and senior secured notes extinguishment	Lives of related debt	23	24
Employee retirement costs over-recovered being refunded	3 years	15	19
Employee retirement costs over-recovered since the last comprehensive base rate review period (b)	To be determined	93	40
Other regulatory liabilities	Various	2	12
Total regulatory liabilities		3,034	2,973
Net regulatory liabilities		$(985)	$(1,302)
____________
(a)Not earning a return in the regulatory rate-setting process.
(b)Recovery/refund is specifically approved by the PUCT or authorized by statute, subject to reasonableness review.
(c)The recovery/amortization period is not expected to exceed 18 months following approval of a UTM filing by the PUCT, including distribution-related SRP recoverable costs.
(d)Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.

3. REVENUES

General

Oncor’s revenues are generally recognized pursuant to tariffs approved by the PUCT or authorized by statute. The majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service to customers including a reasonable rate of return on invested capital. As the volumes delivered can be directly measured, Oncor’s billed revenues are recognized when the underlying service has been provided. Oncor recognizes revenue for the amounts that have been invoiced or that it has the right to invoice. The majority of Oncor’s revenues are derived from contracts with customers and recognized in accordance with ASC 606. Other regulated revenues resulting from certain regulatory arrangements based on statutory recovery mechanisms between the utility and the applicable regulators are recognized in accordance with ASC 980, including SRP revenues, UTM revenues and alternative revenue program revenues discussed below.

Reconcilable Tariffs

The PUCT has designated certain tariffs (primarily TCRF, EECRF, rate case expense riders and mobile generation riders) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either collect regulatory assets or refund regulatory liabilities.

Other Regulated Revenues

SRP Revenues

SRP revenues are recognized for the recoverable SRP distribution-related operation and maintenance expenses, depreciation expenses, carrying costs on unrecovered balances and related taxes that are eligible for future rate recovery. See Note 2 for additional information regarding the SRP.

UTM Revenues

UTM revenues are recognized for the recoverable costs associated with transmission and distribution capital investments placed into service after December 31, 2024, including depreciation expenses, carrying costs on unrecovered balances and related taxes that are eligible for future rate recovery. See Note 2 for additional information regarding the UTM.

Alternative Revenue Program Revenues
(Energy Efficiency Program Performance Bonus Revenues)

The PUCT has implemented an incentive program allowing Oncor to earn energy efficiency program performance bonuses by exceeding PURA-mandated energy efficiency program targets. This incentive program and the related performance bonus revenues are considered alternative revenue program revenues under ASC 980. Annual performance bonuses are generally recognized as revenue when approved by the PUCT, typically in the third or fourth quarter each year. The PUCT approved annual energy efficiency program performance bonuses of $33 million and $17 million in 2025 and 2024, respectively, which Oncor recognized in other regulated revenues.

Disaggregation of Revenues

The following table reflects electric delivery revenues disaggregated by tariff:

	Years Ended December 31,
	2025	2024	2023
Operating revenues:
Revenues contributing to earnings:
Revenues from contracts with customers
Distribution base revenues
Residential (a)	$1,613	$1,477	$1,334
LC&I (b)	1,390	1,283	1,162
Other (c)	128	125	132
Total distribution base revenues	3,131	2,885	2,628
Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	1,091	1,050	959
Billed to REPs serving Oncor distribution customers, through TCRF	605	574	539
Total TCOS revenues	1,696	1,624	1,498
Other miscellaneous revenues	96	95	88
Total revenues from contracts with customers	4,923	4,604	4,214
Other regulated revenues
SRP revenues (d)	180	1	-
UTM revenues (e)	104	-	-
Energy efficiency program performance bonus revenues	33	17	21
Total other regulated revenues	317	18	21
Total revenues contributing to earnings	5,240	4,622	4,235

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	1,475	1,394	1,291
EECRF and other revenues	63	66	60
Total revenues collected for pass-through expenses	1,538	1,460	1,351
Total operating revenues	$6,778	$6,082	$5,586
__________
(a)Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh).
(b)Depending on size and annual load factor, distribution base revenues from LC&I customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.
(c)Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.
(d)Includes revenues recognized for recoverable costs associated with distribution-related SRP, including operation and maintenance expenses, depreciation expenses, carrying costs on unrecovered balances and related taxes.
(e)Includes revenues recognized for recoverable costs associated with UTM eligible transmission and distribution capital investments put into service after December 31, 2024 through December 31, 2025, including depreciation expenses, carrying costs on unrecovered balances and related taxes.

Customers

At December 31, 2025, Oncor’s distribution business customers primarily consisted of over 100 REPs that sell electricity Oncor distributes to end-use consumers in Oncor’s certificated service area. The majority of consumers of the electricity Oncor delivers through Oncor’s distribution business are free to choose their electricity supplier from

REPs who compete for their business. Oncor’s wholesale transmission revenues are collected from load serving entities benefitting from Oncor’s transmission system. Oncor’s transmission business customers consist of municipally-owned utilities, electric cooperatives and other distribution companies. Revenues from REP subsidiaries of Oncor’s two largest customers, collectively represented 25% and 21%, respectively, of Oncor’s total operating revenues for the year ended December 31, 2025, and 25% and 23%, respectively, of Oncor’s total operating revenues for each of the years ended December 31, 2024 and December 31, 2023. No other customer represented more than 10% of Oncor’s total operating revenues during such periods.

Variability

Oncor’s revenues and cash flows are subject to seasonality, timing of customer billings, weather conditions and other electricity usage drivers, with revenues typically highest in the summer season. Payment of customer billings is due 35 days after invoicing. Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are recoverable as a regulatory asset.

Pass-through Expenses

Revenues equal to expenses that are allowed to be passed-through to customers (primarily third-party wholesale transmission service and energy efficiency program costs) are recognized at the time the expense is recognized. Franchise taxes are assessed by local governmental bodies, based on kWh delivered and are not a “pass-through” item. The rates Oncor charges customers are intended to recover the franchise taxes, but Oncor is not acting as an agent to collect the taxes from customers; therefore, franchise taxes are reported as a principal component of “taxes other than amounts related to income taxes” instead of a reduction to “revenues” in the income statement.

4. INCOME TAXES

Components of Deferred Income Taxes

The components of our deferred income taxes not attributable to noncontrolling interests are provided in the table below.

	At December 31,
	2025	2024
Deferred Tax Assets:
Section 704c income	$270	$259
Total deferred tax assets	270	259
Deferred Tax Liabilities:
Partnership outside basis difference	85	85
Basis difference in partnership	2,238	1,995
Total deferred tax liabilities	2,323	2,080
Accumulated deferred income taxes - net	$2,053	$1,821

Income Tax Expenses

The components of our income tax expenses are as follows:

	Years Ended December 31,
	2025	2024	2023
Reported in operating expenses:
Current:
U.S. federal	$(14)	$24	$88
State	33	32	29
Deferred:
U.S. federal	209	153	69
State	1	-	-
Amortization of investment tax credits	-	(1)	(1)
Total reported in operating expenses	229	208	185
Reported in Nonoperating income tax expenses (benefits):
Current U.S. federal	(3)	(19)	3
Deferred U.S. federal	10	28	4
Total reported in nonoperating income tax expenses	7	9	7
Total income tax expenses	$236	$217	$192

Reconciliation of income taxes computed at the U.S. federal statutory rate to income taxes:

	Years Ended December 31,
	2025		2024		2023
	Amount ($)	Contributed Tax Rate (%)	Amount ($)	Contributed Tax Rate (%)	Amount ($)	Contributed Tax Rate (%)
Income taxes	$1,298	-	$1,174	-	$1,041	-
Income taxes at the U.S. federal statutory rate of 21%	$272	21.0%	$247	21.0%	$219	21.0%
Accrual of AFUDC - equity income	(20)	(1.5)	(13)	(1.1)	(10)	(1.0)
Amortization of investment tax credits – net of deferred tax effect	-	-	-	-	(1)	(0.1)
Amortization of excess deferred taxes	(51)	(3.9)	(51)	(4.3)	(51)	(4.9)
Nontaxable gains on benefit plan investments	(5)	(0.4)	(7)	(0.6)	(3)	(0.3)
Texas margin tax, net of federal tax benefit (a)	28	2.2	24	2.0	22	2.1
Other	12	0.9	17	1.4	16	1.5
Income taxes at effective tax rate	$236	18.2%	$217	18.5%	$192	18.4%
____________
(a)    State taxes in Texas make up 100% of the tax effect in this category.

At December 31, 2025 and 2024, net amounts of $2.053 billion and $1.821 billion, respectively, were reported in the balance sheets as accumulated deferred income taxes - net. These amounts include $2.238 billion and $1.995 billion, respectively, related to our investment in Oncor. Additionally, Oncor had net deferred tax assets of $185 million and $174 million, related to our outside basis differences in Oncor at December 31, 2025 and 2024, respectively, and none related to our other temporary differences.

Accounting For Uncertainty in Income Taxes

For federal income tax purposes, the statute of limitations is open for partnership tax returns for the years beginning after December 31, 2021. Oncor filed refund claims for the tax years ending December 31, 2018 through 2021, but no additional tax may be assessed for these tax years.

Texas margin tax returns are still open for tax years beginning after 2020. Oncor has filed refund claims for the tax year ending December 31, 2018 through 2021 (2019 through 2022 report years), but no additional tax may be assessed for the tax years ending December 31, 2018 through 2020.

Oncor is not a member of another entity’s consolidated tax group and assess Oncor’s liability for uncertain tax positions in Oncor’s partnership returns. The following table represents the changes to the uncertain tax positions reported in other noncurrent liabilities in Oncor’s consolidated balance sheets for the years ended December 31, 2025, 2024 and 2023:

	Years Ended December 31,
	2025	2024	2023
Balance at January 1, excluding interest and penalties	$5	$3	$1
Additions based on tax positions related to prior years	-	2	2
Balance at December 31, excluding interest and penalties	$5	$5	$3

Noncurrent liabilities included $2 million and $1 million of accrued interest related to uncertain tax positions each at December 31, 2025 and 2024. Furthermore, there was $1 million recorded related to interest and penalties in each of the years ended December 31, 2025, 2024 and 2023. The federal income tax benefit on the interest accrued on uncertain tax positions, if any, is recorded as liability in lieu of deferred income taxes.

Tax Impact from OBBBA

The OBBBA was signed into law in July 2025. The OBBBA includes revisions of the Inflation Reduction Act enacted in 2022 and extends or revises key provisions of the TCJA. Included in the OBBBA is the immediate expensing of domestic research and experimental expenditures, including internally developed software expenditures, under Code Section 174A. This change supersedes prior rules requiring a five-year amortization of domestic research and experimental expenditures under the TCJA. In accordance with I.R.S. transitional guidance (Revenue Procedure 2025-28), Oncor plans to elect to accelerate deductions for domestic unamortized software development expenditures incurred in tax years 2022 through 2024, with remaining balances deductible in tax year 2025. As a result, Oncor included a tax deduction of $377 million (tax effect of $79 million) in the 2025 income tax provision. The deduction does not have a material impact on the consolidated financial statements and has no impact on the effective tax rate. Oncor will continue to monitor guidance issued by the U.S. Department of the Treasury and the I.R.S.

See Note 11 for more information regarding the tax sharing agreement.

5.     SHORT-TERM BORROWINGS

Oncor Holdings is prohibited in its limited liability company agreement from directly incurring indebtedness for borrowed money. The following table reflects Oncor’s outstanding short-term borrowings and available unused borrowing capacity under the $2B Credit Facility and CP Program at December 31, 2025 and 2024:

	At December 31,
	2025	2024
$2B Credit Facility borrowing capacity	$2,000	$2,000
$2B Credit Facility outstanding borrowings	-	-
CP Notes outstanding (a)	-	(594)
Total available unused short-term borrowing capacity	$2,000	$1,406
____________
(a)The weighted average interest rate for CP Notes was 4.76% at December 31, 2024. All outstanding CP Notes at December 31, 2024 had maturity dates of less than one year.

$2B Credit Facility

On February 20, 2025, Oncor entered into an amended and restated unsecured revolving $2B Credit Facility. On February 20, 2026, Oncor entered into an amendment to the $2B Credit Facility to, among other things, extend the maturity date by one year and to remove the SOFR Adjustment. The $2B Credit Facility has a borrowing capacity of $2.0 billion and a maturity date of February 20, 2031. The $2B Credit Facility gives Oncor the option to request an increase in its borrowing capacity of up to $650 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $2B Credit Facility also provides Oncor with the option to request that each lender extend the term of its commitment for up to two additional one-year periods, subject to certain conditions, including lender approvals. Borrowings under the $2B Credit Facility, if any, are classified as short-term on the balance sheet.

Borrowings under the $2B Credit Facility bear interest at a per annum rate equal to, at Oncor’s option, (i) term SOFR for the interest period relevant to such borrowing plus an applicable margin of between 0.750% and 1.250%, depending on certain credit ratings assigned to Oncor’s debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate as quoted by The Wall Street Journal on such date, (2) the federal funds effective rate on such date, plus 0.50%, and (3) term SOFR for a one-month interest period on such date plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.25%, depending on certain credit ratings assigned to Oncor’s debt. The $2B Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.

A commitment fee is payable quarterly in arrears and upon termination or reduction of the revolving commitments at a rate per annum equal to between 0.060% and 0.175%, depending on certain credit ratings assigned to Oncor’s debt, of the unborrowed commitments under the $2B Credit Facility. Letter of credit fees under the $2B Credit Facility are payable quarterly in arrears and upon expiration or if a letter of credit is drawn in full at a rate per annum equal to the applicable margin for term SOFR under the $2B Credit Facility. Fronting fees in an amount as separately agreed by Oncor and any fronting bank that issues a letter of credit are also payable quarterly in arrears and upon termination to each such fronting bank.

The $2B Credit Facility requires that Oncor maintains a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.

The $2B Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $2B Credit Facility and cross-default provisions in the event Oncor or certain of Oncor’s subsidiaries defaults in the payment of principal or interest due in respect of any indebtedness in a principal amount in excess of $150 million or fails to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing such indebtedness if such failure results in acceleration of the maturity of such indebtedness or receives judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days.

CP Program

Oncor has established a CP Program under which Oncor may issue unsecured CP Notes on a private placement basis with maturity dates not exceeding 397 days from the date of issuance. To the extent any CP Notes are issued with maturity dates of over one year, Oncor anticipates those would be classified as long-term debt and obtain liquidity support under the $1B Credit Facility (See Note 6 for more information regarding the $1B Credit Facility). Oncor anticipates that any CP Notes issued under the CP Program with a maturity date equal to or less than a year would be classified as short-term debt and obtain liquidity support under the $2B Credit Facility. Total CP Notes outstanding at any time may not exceed a maximum amount of $3.0 billion, and Oncor operates the CP Program to ensure that the aggregate amount of CP Notes obtaining liquidity support from the applicable credit facility, when combined with any outstanding borrowings under such credit facility, do not exceed the maximum borrowing capacity of such credit facility.

6. LONG-TERM DEBT

Oncor Holdings is prohibited in its limited liability company agreement from directly incurring indebtedness for borrowed money. At December 31, 2025, Oncor’s outstanding long-term debt consisted of U.S. dollar-denominated, euro-denominated and Canadian dollar-denominated fixed rate senior secured notes, variable rate secured debt borrowed under the AR Facility, and variable rate unsecured debt borrowed under the $500M Credit Facility and the Term Loan Credit Agreement.

The following table is a summary of Oncor’s outstanding long-term debt at December 31, 2025 and 2024:

	At December 31,
	2025	2024
Fixed Rate Senior Secured Notes (a):
Total U.S. dollar-denominated fixed rate senior secured notes (b)	$15,721	$14,395
Euro-denominated fixed rate senior secured notes:
3.50% Senior Secured Notes due May 15, 2031 measured at issuance (c)	542	542
3.625% Senior Secured Notes due June 15, 2034 measured at issuance (d)	805	-
Euro Notes remeasurement adjustments (e)	62	(24)
Total euro-denominated fixed rate senior secured notes	1,409	518
Canadian dollar-denominated fixed rate senior secured notes:
4.20% Senior Secured Notes due October 1, 2035 measured at issuance (f)	361	-
CAD Notes remeasurement adjustments (g)	3	-
Total Canadian dollar-denominated fixed rate senior secured notes	364	-
Total fixed rate senior secured notes	17,494	14,913
Variable Rate Secured Debt:
AR Facility due April 28, 2028 (h)	325	-
Variable Rate Unsecured Debt:
$500M Credit Facility due February 21, 2027	480	480
Term Loan Credit Agreement due March 1, 2027 (h)	925	-
Total long-term debt	19,224	15,393
Unamortized discount, premium and debt issuance costs	(181)	(159)
Total carrying amount of long-term debt	$19,043	$15,234
____________
(a)Oncor’s senior secured notes are secured equally and ratably by a first priority lien on certain transmission and distribution assets. See “Deed of Trust” below for additional information.
(b)See the following table for details of Oncor’s outstanding U.S. dollar-denominated fixed rate senior secured notes.
(c)In May 2024, Oncor issued the 2031 Euro Notes. Oncor’s euro-denominated fixed rate payment obligations under the 2031 Euro Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are intended to mitigate foreign currency exchange rate risk associated with the interest and principal payments on the 2031 Euro Notes that are due in euros. In consideration of the effect of cross-currency swaps, the U.S. dollar principal amount due on the 2031 Euro Notes at maturity will be $542 million, and the all-in U.S. dollar fixed rate coupon on the 2031 Euro Notes is 5.371%.
(d)On June 16, 2025, Oncor issued the 2034 Euro Notes. Oncor’s euro-denominated fixed rate payment obligations under the 2034 Euro Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are intended to mitigate foreign currency exchange rate risk associated with the interest and principal payments on the 2034 Euro Notes that are due in euros. In consideration of the effect of cross-currency swaps, the U.S. dollar principal amount due on the 2034 Euro Notes at maturity will be $805 million, and the all-in U.S. dollar fixed rate coupon on the 2034 Euro Notes is 5.4405%.
(e)The remeasurement of the Euro Notes at December 31, 2025, was calculated based on the exchange rate of €1.00 to $1.1739. The remeasurement at December 31, 2024, which applied solely to the 2031 Euro Notes, was calculated based on the exchange rate of €1.00 to $1.0357.
(f)On September 26, 2025, Oncor issued the CAD Notes. Oncor’s Canadian dollar-denominated fixed rate payment obligations under the CAD Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are intended to mitigate foreign currency exchange rate risk associated with the interest and principal payments on the CAD Notes that are due in Canadian dollars. In consideration of the effect of cross-currency swaps, the U.S. dollar principal amount due on the CAD Notes at maturity will be $361 million, and the all-in U.S. dollar fixed rate coupon on the CAD Notes is 5.022%.
(g)The remeasurement of the CAD Notes at December 31, 2025, was calculated based on the exchange rate of C$1.00 to $0.7287.
(h)On January 29, 2026, Oncor borrowed (i) $150 million under the AR Facility and (ii) $475 million under the Term Loan Credit Agreement. Following the borrowing under the Term Loan Credit Agreement in January 2026, no additional amounts remain available for borrowing under the Term Loan Credit Agreement.

At December 31, 2025 and 2024, Oncor’s outstanding U.S. dollar-denominated fixed rate senior secured notes consisted of the following:

	At December 31,
	2025	2024
U.S. Dollar-denominated Fixed Rate Senior Secured Notes:
2.95% Senior Secured Notes due April 1, 2025 (a)	$-	$350
0.55% Senior Secured Notes due October 1, 2025 (b)	-	450
3.86% Senior Secured Notes, Series A, due December 3, 2025 (c)	-	174
3.86% Senior Secured Notes, Series B, due January 14, 2026 (d)	38	38
5.50% Senior Secured Notes, Series C, due May 1, 2026 (d)	200	200
4.50% Senior Secured Notes due March 20, 2027	500	-
4.30% Senior Secured Notes due May 15, 2028	600	600
3.70% Senior Secured Notes due November 15, 2028	650	650
5.75% Senior Secured Notes due March 15, 2029	318	318
5.00% Senior Secured Notes, Series F, due May 1, 2029	100	100
5.15% Senior Secured Notes, Series H, due May 1, 2029	250	-
4.65% Senior Secured Notes due November 1, 2029	650	550
2.75% Senior Secured Notes due May 15, 2030	700	700
5.34% Senior Secured Notes, Series D, due May 1, 2031	100	100
7.00% Senior Secured Notes due May 1, 2032	494	494
4.15% Senior Secured Notes due June 1, 2032	400	400
4.55% Senior Secured Notes due September 15, 2032	700	700
7.25% Senior Secured Notes due January 15, 2033	323	323
5.65% Senior Secured Notes due November 15, 2033	800	800
5.59% Senior Secured Notes, Series I, due May 1, 2034	150	-
5.35% Senior Secured Notes due April 1, 2035	650	-
5.45% Senior Secured Notes, Series E, due May 1, 2036	100	100
7.50% Senior Secured Notes due September 1, 2038	300	300
5.25% Senior Secured Notes due September 30, 2040	475	475
4.55% Senior Secured Notes due December 1, 2041	400	400
5.30% Senior Secured Notes due June 1, 2042	348	348
3.75% Senior Secured Notes due April 1, 2045	550	550
3.80% Senior Secured Notes due September 30, 2047	325	325
4.10% Senior Secured Notes due November 15, 2048	450	450
3.80% Senior Secured Notes due June 1, 2049	500	500
3.10% Senior Secured Notes due September 15, 2049	700	700
3.70% Senior Secured Notes due May 15, 2050	400	400
2.70% Senior Secured Notes due November 15, 2051	500	500
4.60% Senior Secured Notes due June 1, 2052	400	400
4.95% Senior Secured Notes due September 15, 2052	900	900
5.35% Senior Secured Notes due October 1, 2052	300	300
5.49% Senior Secured Notes, Series G, due May 1, 2054	50	50
5.55% Senior Secured Notes due June 15, 2054	750	750
5.80% Senior Secured Notes due April 1, 2055	650	-
Total U.S. dollar-denominated fixed rate senior secured notes	$15,721	$14,395
___________
(a)On March 14, 2025, Oncor repaid the entire $350 million aggregate principal amount of its 2.95% Senior Secured Notes due 2025 (the 2.95% 2025 Notes) that were redeemed in full.

(b)On March 19, 2025, Oncor extinguished all of its 0.55% Senior Secured Notes due 2025 (the 0.55% 2025 Notes), of which $450 million aggregate principal amount was outstanding. The 0.55% 2025 Notes matured on October 1, 2025. Pursuant to the terms of the indenture and officer’s certificate governing the 0.55% 2025 Notes, Oncor irrevocably deposited with the trustee cash and U.S. Treasury Notes in an amount sufficient for defeasance of the 0.55% 2025 Notes, whereby Oncor’s indebtedness in respect of the 0.55% 2025 Notes was satisfied and discharged. The trustee paid the holders of the 0.55% 2025 Notes in full on October 1, 2025.
(c)On December 3, 2025, Oncor repaid in full at maturity the $174 million aggregate principal amount of its 3.86% Senior Secured Notes, Series A, due December 3, 2025 (Series A Notes).
(d)At December 31, 2025, the $38 million aggregate principal amount of Oncor’s 3.86% Senior Secured Notes, Series B, due January 14, 2026 (Series B Notes) and $200 million aggregate principal amount of Oncor’s 5.50% Senior Secured Notes, Series C, due May 1, 2026 are due within the next 12 months. At December 31, 2025, in accordance with ASC 470-10 “Debt,” Oncor’s intent to refinance such debt on a long-term basis and Oncor’s ability to refinance the obligation through the then-available capacity of the Term Loan Credit Agreement, the AR Facility, the $500M Credit Facility and the $1B Credit Facility resulted in these senior Secured notes due within the next 12 months being classified as long-term debt, noncurrent.

Senior Secured Notes Activities
Senior Secured Notes Issuances
Issuance of Senior Secured Notes Under Indenture (2029 Notes)

In January 2025, Oncor issued $100 million aggregate principal amount of Oncor’s 4.65% Senior Secured Notes due 2029 (the 2029 Notes). The 2029 Notes constitute an additional issuance of Oncor’s 4.65% Senior Secured Notes due 2029, $550 million of which Oncor previously issued on November 13, 2024 and are currently outstanding. The 2029 Notes were issued under one of Oncor’s existing indentures and are secured pursuant to the Deed of Trust. Oncor used the net proceeds from the sale of the 2029 Notes for general corporate purposes, including to repay a portion of the CP Notes then outstanding.

The 2029 Notes bear interest at a rate of 4.65% per annum and mature on November 1, 2029. Interest on the 2029 Notes accrued from November 13, 2024 and is payable semi-annually on May 1 and November 1 of each year, beginning on May 1, 2025. Prior to October 1, 2029, Oncor may redeem the 2029 Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after October 1, 2029, Oncor may redeem the 2029 Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2029 Notes, plus accrued and unpaid interest.

Issuance of 2025 NPA Notes

On January 30, 2025, Oncor issued $250 million aggregate principal amount of Oncor’s 5.15% Senior Secured Notes, Series H, due May 1, 2029 (the Series H Notes). On February 27, 2025, Oncor issued $150 million aggregate principal amount of Oncor’s 5.59% Senior Secured Notes, Series I, due May 1, 2034 (the Series I Notes). The Series H Notes and the Series I Notes were issued pursuant to the Note Purchase Agreement, dated January 30, 2025, between Oncor and the purchasers named therein (2025 NPA). Oncor used the proceeds from the sale of the Series H Notes and the Series I Notes for general corporate purposes, including to repay a portion of the CP Notes then outstanding.

The Series H Notes bear interest at a rate of 5.15% per annum and mature on May 1, 2029. Interest on the Series H Notes accrued from January 30, 2025 and will be payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2025. The Series I Notes bear interest at a rate of 5.59% per annum and mature on May 1, 2034. Interest on the Series I Notes accrued from February 27, 2025 and will be payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2025. Prior to April 1, 2029 in the case of the Series H Notes and April 1, 2034 in the case of the Series I Notes, Oncor may redeem such notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after April 1, 2029 in the case of the Series H Notes and April 1, 2034 in the case of the Series I Notes, Oncor may redeem such notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest.

The 2025 NPA contains customary covenants, restricting, subject to certain exceptions, Oncor from, among other things, entering into mergers and consolidations, and sales of substantial assets. In addition, the 2025 NPA requires that Oncor maintains a consolidated senior debt to consolidated total capitalization ratio of no greater than 0.65 to 1.00.
The 2025 NPA also contains customary events of default, including the failure to pay principal or interest on the Series H Notes and the Series I Notes when due, among others. If any such event of default occurs and is continuing, among other remedies provided in the 2025 NPA, the outstanding principal of the Series H Notes and the Series I Notes may be declared due and payable.

Issuance of Senior Secured Notes Under Indenture (2027 Notes/2035 Notes/2055 Notes)

On March 20, 2025, Oncor issued (i) $500 million aggregate principal amount of Oncor’s 4.50% Senior Secured Notes due 2027 (the 2027 Notes), (ii) $650 million aggregate principal amount of Oncor’s 5.35% Senior Secured Notes due 2035 (the 2035 Notes), and (iii) $650 million aggregate principal amount of Oncor’s 5.80% Senior Secured Notes due 2055 (the 2055 Notes, and together with the 2027 Notes and the 2035 Notes, the Notes Issued March 2025). The Notes Issued March 2025 were issued under one of Oncor’s existing indentures and are secured pursuant to the Deed of Trust. Oncor used the net proceeds from the sale of the Notes Issued March 2025 for general corporate purposes, including to repay the full $300 million aggregate principal amount then-outstanding under the AR Facility and to repay then-outstanding CP Notes. Oncor issued the CP Notes to fund working capital, to repay the entire $350 million aggregate principal amount of the 2.95% 2025 Notes that were redeemed in full on March 14, 2025, and to pay amounts deposited with the trustee on March 19, 2025, to extinguish all of Oncor’s 0.55% 2025 Notes.

The 2027 Notes, the 2035 Notes and the 2055 Notes bear interest at the rate of 4.50%, 5.35% and 5.80% per annum, respectively. Interest on the 2027 Notes accrued from March 20, 2025 and is payable semi-annually in arrears on March 20 and September 20 of each year, and at maturity, beginning on September 20, 2025. Interest on the 2035 Notes and the 2055 Notes accrued from March 20, 2025 and is payable semi-annually in arrears on April 1 and October 1 of each year, and at maturity, beginning on October 1, 2025. The 2027 Notes, the 2035 Notes and the 2055 Notes mature on March 20, 2027, April 1, 2035 and April 1, 2055, respectively. At any time prior to their maturity date of March 20, 2027, in the case of the 2027 Notes, January 1, 2035, in the case of the 2035 Notes and October 1, 2054, in the case of the 2055 Notes, Oncor may redeem such notes in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. At any time on or after January 1, 2035, in the case of the 2035 Notes and October 1, 2054, in the case of the 2055 Notes, Oncor may redeem such Notes, in whole or in part, at 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption.

Issuance of 2034 Euro Notes Under Indenture

On June 16, 2025, Oncor issued €700 million aggregate principal amount of 2034 Euro Notes. The 2034 Euro Notes were issued under one of Oncor’s existing indentures and are secured pursuant to the Deed of Trust. Oncor’s euro-denominated fixed rate payment obligations under the 2034 Euro Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are expected to mitigate foreign currency exchange risk associated with the interest and principal payments on the 2034 Euro Notes that are due in euros. As a result of the cross-currency swaps, the U.S. dollar principal amount due on the 2034 Euro Notes at maturity will be $805 million, and the all-in U.S. dollar fixed rate coupon on the 2034 Euro Notes is 5.4405%. See Note 10 for more information on Oncor’s cross-currency swaps activities.

Oncor used the net proceeds from the sale of the 2034 Euro Notes for general corporate purposes, including to repay the full $210 million aggregate principal amount then-outstanding under the AR Facility and to repay then-outstanding CP Notes.

The 2034 Euro Notes bear interest at a rate of 3.625% per annum and mature on June 15, 2034. Interest on the 2034 Euro Notes accrued from June 16, 2025 and will be payable annually on June 15 of each year, and at maturity, beginning on June 15, 2026. At any time prior to March 15, 2034, Oncor may redeem the 2034 Euro Notes in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. At any time on or after March 15, 2034, Oncor may redeem the 2034 Euro Notes in whole or in part, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption. Oncor may also redeem the 2034 Euro Notes for cash in whole, but not in part, at the redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if certain tax events occur that would obligate Oncor to pay certain additional amounts.

Issuance of CAD Notes Under Indenture

On September 26, 2025, Oncor issued C$500 million aggregate principal amount of CAD Notes. The CAD Notes were issued under one of Oncor’s existing indentures and are secured pursuant to the Deed of Trust. Oncor’s Canadian dollar-denominated fixed rate payment obligations under the CAD Notes were effectively converted to U.S. dollar-denominated fixed rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are expected to mitigate foreign currency exchange risk associated with the interest and principal payments on the CAD Notes that are due in Canadian dollars. As a result of the cross-currency swaps, the U.S. dollar principal amount due on the CAD Notes at maturity will be $361 million, and the all-in U.S. dollar fixed rate coupon on the CAD Notes is 5.022%. See Note 10 for more information on Oncor’s cross-currency swaps activities.

Oncor used the net proceeds from the sale of the CAD Notes for general corporate purposes, including to repay then-outstanding CP Notes.

The CAD Notes bear interest at a rate of 4.20% per annum and mature on October 1, 2035. Interest on the CAD Notes accrued from September 26, 2025 and will be payable semi-annually on April 1 and October 1 of each year, and at maturity, beginning on April 1, 2026. At any time prior to July 1, 2035, Oncor may redeem the CAD Notes in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. At any time on or after July 1, 2035, Oncor may redeem the CAD Notes in whole or in part, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption. Oncor may also redeem the CAD Notes for cash in whole, but not in part, at the redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if certain tax events occur that would obligate Oncor to pay certain additional amounts.

Senior Secured Notes Repayment

On March 14, 2025, Oncor repaid the entire $350 million aggregate principal amount of the 2.95% 2025 Notes that were redeemed in full. The 2.95% 2025 Notes had a maturity date of April 1, 2025. With the redemption of the 2.95% 2025 Notes, none of the 2.95% 2025 Notes remain outstanding.

On December 3, 2025, Oncor repaid in full at maturity the $174 million aggregate principal amount of Oncor’s the Series A Notes.

On January 14, 2026, Oncor repaid in full at maturity the $38 million aggregate principal amount of Oncor’s Series B Notes.

Senior Secured Notes Extinguishment

On March 19, 2025, Oncor extinguished all of the 0.55% 2025 Notes, of which $450 million aggregate principal amount was outstanding. The 0.55% 2025 Notes matured on October 1, 2025. Pursuant to the terms of the indenture and officer’s certificate governing the 0.55% 2025 Notes, Oncor irrevocably deposited with the trustee cash and U.S. Treasury Notes in an amount sufficient for defeasance of the 0.55% 2025 Notes, whereby Oncor’s indebtedness in respect of the 0.55% 2025 Notes was satisfied and discharged. The trustee paid the holders of the 0.55% 2025 Notes in full on October 1, 2025. Oncor recognized a $9 million unamortized gain on extinguishment as a regulatory liability due to the pricing of the U.S. Treasury Notes deposited with the trustee. See Note 2 for more details.

Deed of Trust

Oncor’s long-term senior secured notes are secured equally and ratably by a first priority lien on all property acquired or constructed by Oncor for use in Oncor’s electricity transmission and distribution business, subject to certain exceptions. The property is mortgaged under the Deed of Trust. The Deed of Trust permits Oncor to secure indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent.

Long-Term Revolving Facilities

Oncor’s long-term revolving borrowing capacity includes the borrowing capacities under the AR Facility, the $500M Credit Facility and the $1B Credit Facility. The following table reflects available long-term borrowing capacities under the AR Facility, the $500M Credit Facility and the $1B Credit Facility at December 31, 2025 and 2024:

	At December 31,
	2025	2024
Available unused borrowing capacity under AR Facility	$175	$500
Available unused borrowing capacity under the $500M Credit Facility	20	20
Available unused borrowing capacity under the $1B Credit Facility	1,000	-
Total available unused long-term borrowing capacity	$1,195	$520

AR Facility

In April 2023, Oncor and Oncor’s bankruptcy-remote special purpose entity Receivables LLC, a wholly owned subsidiary of Oncor, established the AR Facility, a revolving accounts receivable securitization facility. Under the terms of the AR Facility, Oncor sells or contributes all of its existing and future accounts receivable from REPs and certain related rights to Receivables LLC as contemplated by the terms of the AR Facility. Receivables LLC then pledges those REP receivables and related rights to the lenders under the AR Facility as collateral for borrowings. Oncor serves as servicer of the AR Facility and receives a fee from Receivables LLC equal to 1.00% per annum of the aggregate unpaid balance of receivables as of the last day of each settlement period.

Receivables LLC’s sole business consists of the purchase or acceptance through capital contributions of the receivables and related rights from Oncor and the subsequent retransfer of or granting of a security interest in such receivables and related rights to the administrative agent for the benefit of the lenders pursuant to the receivables financing agreement. Receivables LLC is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to have amounts owed to them be satisfied out of Receivables LLC’s assets prior to any assets or value in Receivables LLC becoming available to Receivables LLC’s equity holder. The assets of Receivables LLC are not available to pay creditors of Oncor or any affiliate thereof.

Receivables LLC is considered a VIE. See Note 13 for more information related to Oncor’s consolidated VIE.

Oncor has access to the AR Facility, under which Receivables LLC may borrow at any one time an amount equal to the borrowing base. The borrowing base is defined under the receivables financing agreement as an amount equal to the lesser of (i) the facility limit of $500 million or (ii) the amount calculated based on the outstanding balance of eligible receivables held as collateral at a particular time, subject to certain reserves, concentration limits, and other limitations. Borrowings under the AR Facility bear interest at the daily cost of asset-backed commercial paper issued by the conduit lenders to fund the loans, plus related dealer commissions and note issuance costs, or, if funded by the committed lenders, a rate per annum equal to SOFR calculated based on term SOFR for a one-month interest period, plus the SOFR Adjustment. Receivables LLC also pays a used and unused fee in connection with the AR Facility.

The agreements relating to the AR Facility contain customary representations and warranties and affirmative and negative covenants. The agreements relating to the AR Facility also contain customary events of default for a facility of this type, the occurrence of which provides for the acceleration of all outstanding loans made under the AR Facility, including Receivables LLC’s failure to pay interest or other amounts due, Receivables LLC becoming insolvent or subject to bankruptcy proceedings or certain judicial judgments or breaches of certain representations and warranties and covenants.

In May 2025, the scheduled termination date of the AR Facility was extended by one year from April 28, 2027 to April 28, 2028. The AR Facility will terminate at the earlier of (i) the scheduled termination date of April 28, 2028, (ii) the date on which the termination date is declared or deemed to have occurred upon the exercise of remedies by the administrative agent, or (iii) the date that is 30 days after notice of termination is provided by Receivables LLC. Subject to the consent of the administrative agent and the lenders, Receivables LLC may, 30 days prior to each anniversary date of the receivables financing agreement, extend the AR Facility in one-year increments subject to lender approvals.

The following table summarizes the activity under the AR Facility in 2025:

Borrowing (Repayment) Amounts
Balance at December 31, 2024	$-
Borrowing on January 30, 2025	300
Repayment on March 20, 2025	(300)
Borrowing on May 29, 2025	210
Repayment on June 17, 2025	(210)
Borrowing on November 25, 2025	325
Balance at December 31, 2025	$325

At December 31, 2025, the borrowing base for the AR Facility was $500 million and $325 million aggregate principal amount of borrowings were outstanding under the AR Facility.

On January 29, 2026, Oncor borrowed an additional $150 million under the AR Facility.

$500M Credit Facility

In February 2024, Oncor entered into an unsecured revolving $500M Credit Facility. The $500M Credit Facility has a borrowing capacity of $500 million and a maturity date of February 21, 2027. The $500M Credit Facility gives Oncor the option to request an increase in Oncor’s borrowing capacity of up to $500 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $500M Credit Facility also provides Oncor with the option to request that each lender extend the term of its commitment for up to two additional one-year periods, subject to certain conditions, including lender approvals.

Borrowings under the $500M Credit Facility bear interest at a per annum rate equal to, at Oncor’s option, (i) term SOFR for the interest period relevant to such borrowing, plus the SOFR Adjustment, plus an applicable margin of between 0.875% and 1.500%, depending on certain credit ratings assigned to Oncor’s debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate publicly announced from time to time by the administrative agent as its prime rate, (2) the federal funds effective rate, plus 0.50%, and (3) term SOFR for a one-month interest period on such date, plus the SOFR Adjustment, plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.50%, depending on certain credit ratings assigned to Oncor’s debt. The $500M Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.

A commitment fee is payable quarterly in arrears and upon termination or the reduction of the revolving commitments at a rate per annum equal to between 0.075% and 0.625% of the unborrowed commitments under the $500M Credit Facility, depending on certain credit ratings assigned to Oncor’s debt and the utilization percentage. The utilization percentage is determined by dividing the aggregate principal amount of loans outstanding under the $500M Credit Facility by the total commitments.

The $500M Credit Facility requires that Oncor maintains a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.

The $500M Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $500M Credit Facility and cross-default provisions in the event Oncor or any of Oncor’s subsidiaries default on indebtedness in a principal amount in excess of $100 million or receive judgments for the payment of money in excess of $100 million that are not discharged or stayed within 60 days.

There were $480 million in aggregate borrowings outstanding under the $500M Credit Facility at December 31, 2025. The remaining borrowing capacity was $20 million at December 31, 2025.

$1B Credit Facility

On February 20, 2025, Oncor entered into an unsecured revolving $1B Credit Facility. On February 20, 2026, Oncor entered into an amendment to the $1B Credit Facility to, among other things, extend the maturity date by one year and to remove the SOFR Adjustment. The $1B Credit Facility has a borrowing capacity of $1.0 billion and a maturity date of February 20, 2029. The $1B Credit Facility gives Oncor the option to request an increase in Oncor’s borrowing capacity of up to $350 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $1B Credit Facility also provides Oncor with the option to request that each lender extend the term of its commitment for up to two additional one-year periods, subject to certain conditions, including lender approvals.

Borrowings under the $1B Credit Facility bear interest at a per annum rate equal to, at Oncor’s option, (i) term SOFR for the interest period relevant to such borrowing plus an applicable margin of between 0.750% and 1.250%, depending on certain credit ratings assigned to Oncor’s debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate as quoted by The Wall Street Journal on such date, (2) the federal funds effective rate on such date, plus 0.50%, and (3) term SOFR for a one-month interest period on such date plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.25%, depending on certain credit ratings assigned to Oncor’s debt. The $1B Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.

A commitment fee is payable quarterly in arrears and upon termination or reduction of the revolving commitments at a rate per annum equal to between 0.040% and 0.150%, depending on certain credit ratings assigned to Oncor’s debt, of the unborrowed commitments under the $1B Credit Facility.

The $1B Credit Facility requires that Oncor maintains a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.

The $1B Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $1B Credit Facility and cross-default provisions in the event Oncor or certain of Oncor’s subsidiaries defaults in the payment of principal or interest due in respect of any indebtedness in a principal amount in excess of $150 million or fails to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing such indebtedness if such failure results in acceleration of the maturity of such indebtedness or receives judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days.

At December 31, 2025, there were no borrowings under the $1B Credit Facility.

Term Loan Credit Agreement

On December 23, 2025, Oncor entered into an unsecured $1.4 billion Term Loan Credit Agreement that matures on March 1, 2027. On December 26, 2025, Oncor borrowed $925 million aggregate principal amount. The proceeds from this borrowing were used for general corporate purposes, including to repay then-outstanding CP Notes. Such repaid CP Notes were issued by Oncor for general corporate purposes, including to repay in full the Series A Notes plus accrued and unpaid interest. On January 29, 2026, Oncor borrowed $475 million aggregate principal amount. The proceeds from this borrowing were used for general corporate purposes, including to repay then-outstanding CP Notes. Following the borrowing in January 2026, no additional amounts remain available for borrowing under the Term Loan Credit Agreement.

Borrowings under the Term Loan Credit Agreement bear interest at a per annum rate equal to, at Oncor’s option, (i) term SOFR for the interest period relevant to such borrowing plus an applicable margin of 0.875%, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate as quoted by The Wall Street Journal on such date, (2) the federal funds effective rate on such date, plus 0.50%, and (3) term SOFR for a one-month interest period on such date plus 1.0%). The Term Loan Credit Agreement also provides for a commitment fee at a rate per annum of 0.05% on the daily average available commitment during the funding availability period and an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.

The Term Loan Credit Agreement requires that Oncor maintains a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.

The Term Loan Credit Agreement also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the Term Loan Credit Agreement and cross-default provisions in the event Oncor or certain of Oncor’s subsidiaries defaults in the payment of principal or interest due in respect of any indebtedness in a principal amount in excess of $150 million or fails to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing such indebtedness if such failure results in acceleration of the maturity of such indebtedness or receives judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days.

Maturities

Oncor’s long-term debt maturities at December 31, 2025, are as follows:

Years	Amounts (a)
2026	$238
2027	1,905
2028	1,575
2029	1,318
2030	700
Thereafter	13,488
Total	$19,224
____________
(a)Including the remeasurement adjustments related to foreign currency denominated notes, but excluding unamortized discount, premium and debt issuance costs.

Fair Value of Long-Term Debt

At December 31, 2025 and 2024, the estimated fair value of Oncor’s long-term debt (net of unamortized discount, premium and debt issuance costs) totaled $18.176 billion and $13.446 billion, respectively, and the carrying amount totaled $19.043 billion and $15.234 billion, respectively. The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.

7.    COMMITMENTS AND CONTINGENCIES

Leases

General

A lease exists when a contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. As lessee, Oncor’s leased assets primarily consist of Oncor’s vehicle fleet and real estate leased for company offices and service centers. Oncor’s leases are accounted for as operating leases for GAAP purposes. At both December 31, 2025 and 2024, Oncor had $3 million in GAAP operating leases for temporary emergency electric energy facilities that are treated as finance leases solely for rate-making purposes as required by PURA. Operating lease costs that are not capitalized are generally recognized as operating expenses on a straight-line basis over the lease term. Oncor is not a lessor to any material lease contracts.

As of the lease commencement date, Oncor recognizes a lease liability for Oncor’s obligation to make lease payments, which is initially measured at present value using Oncor’s incremental borrowing rate at the date of lease commencement, unless the rate implicit in the lease is readily determinable. Oncor determines its incremental borrowing rate based on the rate of interest that it would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term in a similar economic environment. Oncor also records a ROU asset for its right to use the underlying asset, which is initially equal to the lease liability and adjusted for any lease payments made at or before lease commencement, lease incentives and any initial direct costs.

Some of Oncor’s lease agreements contain nonlease components, which represent items or activities that transfer a good or service. Oncor separates lease components from nonlease components, if any, for Oncor’s fleet vehicle and real estate leases for purposes of calculating the related lease liability and ROU asset.

Certain of Oncor’s leases include options to extend the lease terms for up to 20 years, while others include options to terminate early. Oncor’s lease liabilities and ROU assets are based on lease terms that may include such options to extend or terminate the lease when it is reasonably certain that Oncor will exercise that option.

Short-term Leases

Some of Oncor’s contracts are short-term leases, which have a lease term of 12 months or less at lease commencement. As allowed by GAAP, Oncor does not recognize a lease liability or ROU asset arising from short-term leases for all existing classes of underlying assets. Oncor recognizes short-term lease costs on a straight-line basis over the lease term.

Lease Obligations, Lease Costs and Other Supplemental Data

The following table presents GAAP operating lease related balance sheet information:

	At December 31,
	2025	2024
ROU assets:
Right-of-use operating lease assets	$265	$209

Lease liabilities:
Operating lease and other current liabilities	$50	$41
Operating lease obligations	239	193
Total operating lease liabilities	$289	$234

Weighted-average remaining lease term (in years)	7	7
Weighted-average discount rate	3.8%	3.7%

The following table presents costs related to lease activities:

	Years Ended December 31,
	2025	2024	2023
Operating lease costs (including amounts allocated to property, plant and equipment)	$64	$31	$53
Short-term lease costs	25	20	13
Total operating lease costs	$89	$51	$66

The following table presents lease related cash flows and other information:

	Years Ended December 31,
	2025	2024	2023
Cash paid for amounts included in the measurement of operating lease liabilities	$65	$56	$47

ROU assets obtained in exchange for operating lease obligations (noncash)	$171	$129	$19

The following table presents the maturity analysis of Oncor’s operating lease liabilities and reconciliation to the present value of lease liabilities:

Years	Amounts
2026	$61
2027	55
2028	48
2029	39
2030	29
Thereafter	111
Total undiscounted lease payments	343
Less imputed interest	(54)
Total operating lease obligations	$289

Sales and Use Tax Audits

Oncor is subject to sales and use tax audits in the normal course of business. As of December 31, 2025, the Texas State Comptroller’s office was conducting one sales and use tax audit for audit periods covering January 2018 through December 2022. While the outcome of these ongoing audits is uncertain, based on Oncor’s analysis, Oncor does not expect the ultimate resolutions of these ongoing audits will have a material adverse effect on Oncor’s financial position, results of operations, or cash flows.

In December 2025, Oncor reached a final settlement agreement with the Texas State Comptroller’s office for the sales and use tax audit for the July 2013 through December 2017 audit period that resulted in a net $36 million refund. The effects of the net settlement recorded in December 2025 reflect a $26 million reduction in property, plant and equipment in the Consolidated Balance Sheets related to sales tax previously capitalized, and a $7 million reduction in operation and maintenance expense and $3 million credited to other (income) and deductions – net in the Statements of Consolidated Income related to sales tax previously expensed and associated interest income.

Energy Efficiency Spending

Oncor is required to annually invest in programs designed to improve customer electricity demand and consumption efficiencies to satisfy ongoing regulatory requirements. The requirement for the year 2026 is $64 million, which is recoverable through EECRF rates.

Legal/Regulatory Proceedings

See Note 2 above for additional information regarding certain regulatory proceedings. Oncor is also involved in other legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations, or cash flows.

Labor Contracts

At December 31, 2025, approximately 15% of Oncor’s full-time employees were represented by a labor union and covered by a collective bargaining agreement that expires in October 2026.

Contractual Purchase Obligations

At December 31, 2025, Oncor had contractual purchase obligations in the amount of $185 million under outsourcing agreements over the five-year period 2026 through 2030.

Environmental Contingencies

Oncor must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. Oncor is in compliance with all current laws and regulations. The impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters, and
•the identification of additional sites requiring clean-up or the filing of other complaints in which Oncor may be asserted to be a potential responsible party.

Oncor has not identified any significant potential environmental liabilities at this time.

8. MEMBERSHIP INTERESTS - ONCOR HOLDINGS

Contributions

On February 12, 2026, Oncor Holdings received cash capital contributions from its member totaling $876 million. During 2025, Oncor Holdings received the following cash capital contributions from its member, each of which it subsequently contributed to Oncor.

Receipt Dates	Amounts
February 14, 2025	$485
May 2, 2025	$486
July 30, 2025	$519
October 29, 2025	$519

Distributions

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors or a majority of the Disinterested Directors, can withhold distributions (other than contractual tax payments) to the extent they determine that it is necessary to retain such amounts to meet the company’s expected future requirements.

The Sempra Order and the limited liability company agreement set forth various restrictions on distributions to members. Among those restrictions is the commitment that Oncor will make no distributions (other than contractual tax payments) to its members that would cause Oncor to exceed its debt-to-equity ratio authorized by the PUCT. The distribution restrictions also include the ability of a majority of Oncor’s Disinterested Directors, or either of the two member directors designated by Texas Transmission, to limit distributions to the extent each determines it is necessary to meet expected future requirements of Oncor (including continuing compliance with the PUCT debt-to-equity ratio commitment). In addition, the distribution restrictions also require Oncor to suspend dividends and other distributions (except for contractual tax payments) if the credit rating on Oncor’s senior secured debt by any of the three major rating agencies falls below BBB (or the equivalent), unless otherwise allowed by the PUCT.

Oncor’s current authorized regulatory capital structure is 57.5% debt to 42.5% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s regulatory debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including any finance leases plus unamortized gains on reacquired debt less unamortized issuance expenses, discounts, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding accumulated other comprehensive loss and the effects of acquisition accounting from a 2007 transaction. At December 31, 2025,

Oncor’s regulatory capitalization was 56.3% debt to 43.7% equity and as a result Oncor had $717 million available to distribute to its members without exceeding Oncor’s authorized regulatory debt-to-equity ratio.

On February 11, 2026, Oncor’s board of directors declared, and Oncor paid, a cash distribution of $229 million to our member. During 2025, Oncor’s board of directors declared, and Oncor paid, the following cash distributions to our member:

Declaration Dates	Payment Dates	Amounts
February 13, 2025	February 13, 2025	$142
April 30, 2025	May 1, 2025	$142
July 29, 2025	July 29, 2025	$175
October 28, 2025	October 28, 2025	$175

AOCI - Oncor Holdings

The following table presents the changes to AOCI attributable to Oncor Holdings for the years ended December 31, 2025, 2024 and 2023 net of tax:

	Derivative Hedges	Pension and OPEB Plans	Total AOCI
Balance at December 31, 2022	$(27)	$(80)	$(107)
OCI before reclassifications	(2)	(15)	(17)
Amounts reclassified from AOCI (a)	2	4	6
Net OCI	-	(11)	(11)
Balance at December 31, 2023	(27)	(91)	(118)
OCI before reclassifications	(8)	-	(8)
Amounts reclassified from AOCI (a)	2	1	3
Net OCI	(6)	1	(5)
Balance at December 31, 2024	(33)	(90)	(123)
OCI before reclassifications	(44)	1	(43)
Amounts reclassified from AOCI (a)	3	3	6
Net OCI	(41)	4	(37)
Balance at December 31, 2025	$(74)	$(86)	$(160)
___________
(a)    The amounts reclassified from “Derivative Hedges” affect “Interest expense and related charges” line on our Statements of Consolidated Income. The amounts reclassified from “Pension and OPEB Plans” affect “Operation and maintenance” and “Other (income) and deductions – net” lines on our Statements of Consolidated Income.

9.     NONCONTROLLING INTERESTS

At December 31, 2025 and 2024, Oncor’s ownership was 80.25% held by us and 19.75% held by Texas Transmission. The book value of the noncontrolling interests exceeds its ownership percentage due to the portion of Oncor’s deferred taxes not attributable to the noncontrolling interests.

Contributions from Noncontrolling Interests

On February 12, 2026, Oncor received cash capital contributions from Texas Transmission totaling $215 million. During 2025, Oncor received the following cash capital contributions from Texas Transmission.

Receipt Dates	Amounts
February 14, 2025	$120
May 2, 2025	$119
July 30, 2025	$128
October 29, 2025	$128

Distributions to Noncontrolling Interests

On February 11, 2026, Oncor’s board of directors declared, and Oncor paid, a cash distribution of $57 million to Texas Transmission. During 2025, Oncor’s board of directors declared, and Oncor paid, the following cash distributions to Texas Transmission:

Declaration Dates	Payment Dates	Amounts
February 13, 2025	February 13, 2025	$35
April 30, 2025	May 1, 2025	$35
July 29, 2025	July 29, 2025	$44
October 28, 2025	October 28, 2025	$44

10.    EMPLOYEE BENEFIT PLANS

Regulatory Recovery of Pension and OPEB Costs

PURA provides for Oncor’s recovery of certain pension and OPEB costs related to the regulated utility service of Oncor’s employees (and their eligible dependents) and the regulated utility service of certain employees (and their eligible dependents) of Oncor’s former affiliated companies for periods prior to the deregulation and disaggregation of the Texas electric market in 2002 (recoverable service). Accordingly, in 2005, Oncor entered into an agreement with a former affiliate of it whereby Oncor assumed responsibility for applicable pension and OPEB costs related to those personnel’s recoverable service. Oncor subsequently entered into an agreement with a Vistra affiliate regarding provision of these benefits. Pursuant to that agreement, Oncor currently sponsors an OPEB plan that provides certain retirement healthcare and life insurance benefits to eligible former employees of Oncor and Vistra (or their predecessors or affiliates) for whom both Oncor and Vistra bear a portion of the benefit responsibility. See “OPEB Plans” below for more information.

Oncor is authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Amounts deferred are ultimately subject to regulatory approval. At December 31, 2025 and 2024, Oncor had recorded net regulatory assets totaling $247 million and $242 million, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.

Oncor also assumed primary responsibility for pension benefits of a closed group of retired and terminated vested plan participants not related to Oncor’s regulated utility business (non-recoverable service) in a 2012 transaction. Any retirement costs associated with non-recoverable service are not recoverable through rates.

Pension Plans

Oncor sponsors the Oncor Retirement Plan and also has liabilities related to the Vistra Retirement Plan, both of which are qualified pension plans under Section 401(a) of the Code, and are subject to the provisions of ERISA. Employees do not contribute to either plan. These pension plans provide benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. The weighted-average interest crediting rate assumption for the Cash Balance Formula was 3.75% for 2025. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees, who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. It is Oncor’s policy to fund its plans on a current basis to the extent required under existing federal tax and ERISA regulations.

Oncor also maintains the Supplemental Retirement Plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plan. Supplemental Retirement Plan amounts are included in the reported pension amounts below.

At December 31, 2025, the pension plans’ projected benefit obligation included a net actuarial loss of $86 million attributable primarily to a decrease in discount rates due to changes in the corporate bond markets, actuarial assumption updates to reflect recent demographic experience and current market conditions and plan experience different than expected.

OPEB Plans

Oncor currently sponsors two OPEB Plans. One plan covers Oncor’s eligible current and future retirees whose services are 100% attributed to the regulated business. Effective January 1, 2018, Oncor established a second plan to cover eligible retirees of Oncor and Vistra (or their predecessors or affiliates) whose employment services were assigned to both Oncor (or a predecessor regulated utility business) and the non-regulated business of Vistra. Vistra is solely responsible for its portion of the liability for retiree benefits related to those retirees.

Oncor’s contribution policy for the OPEB Plans is to place in irrevocable external trusts dedicated to the payment of OPEB expenses an amount at least equal to the OPEB expense recovered in rates.

At December 31, 2025, the OPEB Plans’ projected benefit obligation included a net actuarial gain of $2 million attributable primarily to updates to health care assumptions, partially offset by losses attributable to a decrease in discount rates due to changes in the corporate bond markets and plan experience different than expected.

Pension and OPEB Costs Recognized as Expense

Pension and OPEB amounts provided herein include amounts related only to Oncor’s obligations with respect to the various plans based on actuarial computations and reflect Oncor’s employee and retiree demographics as described above.

The calculated value method is used to determine the market-related value of the assets held in the trust for purposes of calculating Oncor’s pension costs. Realized and unrealized gains or losses in the market-related value of assets are included over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

The fair value method is used to determine the market-related value of the assets held in the trust for purposes of calculating OPEB cost.

Detailed Information Regarding Pension and OPEB Benefits

The following pension plans and OPEB Plans information is based on December 31, 2025, 2024 and 2023 measurement dates:

	Pension Plans			OPEB Plans
	Years Ended December 31,			Years Ended December 31,
	2025	2024	2023	2025	2024	2023
Assumptions Used to Determine Net Periodic Pension and OPEB Costs:
Discount rate	5.46%	4.77%	4.94%	5.65%	4.99%	5.19%
Expected return on plan assets	6.28%	5.83%	6.04%	7.11%	6.72%	6.94%
Rate of compensation increase	5.57%	5.65%	5.34%	N/A	N/A	N/A

Components of Net Pension and OPEB Costs:
Service cost	$23	$25	$23	$2	$2	$2
Interest cost (a)	129	120	123	34	31	33
Expected return on assets (a)	(120)	(115)	(125)	(6)	(7)	(7)
Amortization of net loss (gain) (a)	7	4	1	(8)	(7)	(33)
Net pension and OPEB costs	39	34	22	22	19	(5)
Net adjustments (b)	(14)	(10)	6	(13)	(10)	21
Net pension and OPEB costs recognized as operation and maintenance expense or other deductions	$25	$24	$28	$9	$9	$16

Other Changes in Plan Assets and Benefit Obligations Recognized as Regulatory Assets or in Other Comprehensive Income:
Net (gain) loss	$28	$(12)	$27	$(8)	$(15)	$(11)
Amortization of net (loss) gain	(7)	(4)	(1)	8	7	33
Total recognized as regulatory assets or other comprehensive income	21	(16)	26	-	(8)	22
Total recognized in net periodic pension and OPEB costs and as regulatory assets or other comprehensive income	$46	$8	$54	$9	$1	$38
____________
(a)The components of net costs other than service cost component are recorded in “Other deductions and (income) – net” in Statements of Consolidated Income.
(b)Net adjustments include amounts principally deferred as property, regulatory asset or regulatory liability.

	Pension Plans			OPEB Plans
	Years Ended December 31,			Years Ended December 31,
	2025	2024	2023	2025	2024	2023
Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	5.30%	5.46%	4.77%	5.43%	5.65%	4.99%
Rate of compensation increase	5.70%	5.57%	5.65%	N/A	N/A	N/A

	Pension Plans		OPEB Plans
	Years Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Change in PBO for Pension Plans/APBO for OPEB Plans:
PBO/APBO at beginning of year	$2,460	$2,615	$627	$654
Service cost	23	25	2	2
Interest cost	129	120	34	31
Participant contributions	-	-	20	20
Actuarial (gain) loss	86	(134)	(2)	(15)
Benefits paid	(167)	(166)	(60)	(65)
PBO/APBO at end of year	$2,531	$2,460	$621	$627
ABO at end of year	$2,421	$2,360	N/A	N/A

Change in Plan Assets:
Fair value of assets at beginning of year	$1,739	$1,822	$101	$116
Actual return (loss) on assets	179	(7)	12	7
Employer contributions	192	90	25	23
Participant contributions	-	-	20	20
Benefits paid	(167)	(166)	(60)	(65)
Fair value of assets at end of year	$1,943	$1,739	$98	$101

Funded Status:
Projected benefit obligation at end of year	$(2,531)	$(2,460)	$(621)	$(627)
Fair value of assets at end of year	1,943	1,739	98	101
Funded status at end of year	$(588)	$(721)	$(523)	$(526)

	Pension Plans		OPEB Plans
	At December 31,		At December 31,
	2025	2024	2025	2024
Amounts Recognized in the Balance Sheet Consist of:
Assets:
Other noncurrent assets	$48	$29	$-	$-
Regulatory assets	359	331	-	-
Total assets recognized	$407	$360	$-	$-
Liabilities:
Other current liabilities	$(6)	$(6)	$(11)	$(13)
Other noncurrent liabilities	(630)	(744)	(512)	(513)
Regulatory liabilities	-	-	(167)	(165)
Total liabilities recognized	$(636)	$(750)	$(690)	$(691)
Accumulated other comprehensive net loss (income)	$136	$144	$-	$(1)

The following table provides information regarding the assumed health care cost trend rates.

	Years Ended December 31,
	2025	2024	2023
Assumed Health Care Cost Trend Rates – Not Medicare Eligible:
Health care cost trend rate assumed for next year	8.00%	8.00%	7.40%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2035	2034	2033

Assumed Health Care Cost Trend Rates – Medicare Eligible:
Health care cost trend rate assumed for next year	8.90%	10.10%	8.80%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2035	2034	2033

The following table provides information regarding pension plans with PBO and ABO in excess of the fair value of plan assets.

	At December 31,
	2025	2024
Pension Plans with PBO and ABO in Excess of Plan Assets (a):
PBO	$2,531	$2,460
ABO	$2,421	$2,360
Fair value of plan assets	$1,943	$1,739
_________
(a)PBO, ABO and the plan assets relating to Oncor’s obligations with respect to the Vistra Retirement Plan are included. Oncor’s obligations with respect to the Vistra Retirement Plan are overfunded. As of December 31, 2025, PBO, ABO and the plan assets relating to Oncor’s obligations with respect to the Vistra Retirement Plan were $130 million, $130 million and $165 million, respectively. As of December 31, 2024, PBO, ABO and the plan assets relating to Oncor’s obligations with respect to the Vistra Retirement Plan were $130 million, $129 million and $159 million, respectively.

The following table provides information regarding OPEB Plans with APBO in excess of the fair value of plan assets.

	At December 31,
	2025	2024
OPEB Plans with APBO in Excess of Plan Assets:
APBO	$621	$627
Fair value of plan assets	$98	$101

Pension Plans and OPEB Plans Investment Strategy and Asset Allocations

Oncor’s investment objective for the retirement plans is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Equity securities are held to achieve returns in excess of passive indexes by participating in a wide range of investment opportunities. International equity, real assets, credit strategies (high yield bonds, emerging market debt and bank loans), hedge fund, private equity and private credit are used to further diversify the equity portfolio. International equity securities may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, U.S. Treasuries and agency securities and money market instruments. The investment strategy for fixed income investments is to maintain a high-grade portfolio of securities, which assists Oncor in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.

The Oncor Retirement Plan’s investments are managed in two pools: one pool associated with the regulated utility service portion of plan obligations related to Oncor’s regulated utility business, and a second pool associated with the service portion of plan obligations not related to Oncor’s regulated utility business. Each pool is invested in a broadly diversified portfolio as shown below. The second pool represents 27% of total investments at December 31, 2025.

The target asset allocation ranges of the pension plans’ investments by asset category are as follows:

	Target Allocation Ranges
Asset Category	Regulated Utility Service Pool	Non-Regulated Service Pool
International equities	4% - 12%	1% - 7%
U.S. equities	14% - 22%	6% - 12%
Real assets	7% - 17%	0% - 3%
Credit strategies	0% - 10%	0% - 3%
Private credit	0% - 10%	0%
Private equity	0% - 10%	0%
Hedge funds	0% - 10%	0%
Fixed income	38% - 48%	81% - 89%

    Oncor’s investment objective for the OPEB Plans primarily follows the objectives of the pension plans discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2025 provided below are consistent with the asset allocation targets.

Fair Value Measurement of Pension Plans’ Assets

At December 31, 2025 and 2024, pension plans’ assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2025
	Level 1	Level 2	Level 3	Total
Asset Category
Fixed income securities (a)	$-	$31	$-	$31
Total assets in the fair value hierarchy	$-	$31	$-	$31
Total assets measured at NAV (b)				1,912
Total fair value of plan assets				$1,943

	At December 31, 2024
	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$-	$54	$-	$54
Equity securities:
U.S.	28	1	-	29
International	58	-	-	58
Fixed income securities:
Corporate bonds (c)	-	524	-	524
Other (a)	-	31	-	31
Total assets in the fair value hierarchy	$86	$610	$-	$696
Total assets measured at NAV (b)				1,043
Total fair value of plan assets				$1,739
_____________
(a)Consists primarily of government bonds, emerging market debt, bank loans and fixed income derivative instruments.
(b)Fair value was measured using the NAV per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.
(c)Substantially all corporate bonds are rated investment grade by Fitch, Moody’s or S&P.

Fair Value Measurement of OPEB Plans’ Assets

At December 31, 2025 and 2024, the OPEB Plans’ assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2025
	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$11	$-	$-	$11
Equity securities:
U.S.	9	-	-	9
International	7	-	-	7
Fixed income securities:
Other (a)	10	-	-	10
Total assets in the fair value hierarchy	$37	$-	$-	$37
Total assets measured at NAV (b)				61
Total fair value of plan assets				$98

	At December 31, 2024
	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$9	$1	$-	$10
Equity securities:
U.S.	11	-	-	11
International	11	-	-	11
Fixed income securities:
Corporate bonds (c)	-	25	-	25
Other (a)	9	2	-	11
Total assets in the fair value hierarchy	$40	$28	$-	$68
Total assets measured at NAV (b)				33
Total fair value of plan assets				$101
______________
(a)Consists primarily of diversified bond mutual funds and government bonds.
(b)Fair value was measured using the NAV per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.
(c)Substantially all corporate bonds are rated investment grade by Fitch, Moody’s or S&P.

Expected Long-Term Rate of Return on Assets Assumption

The retirement plans’ strategic asset allocation is determined in conjunction with the plans’ advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The modeling incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Pension Plans
Asset Class	Expected Long-Term Rate of Return
International equity securities	6.29%
U.S. equity securities	6.58%
Real assets	8.05%
Credit strategies	6.90%
Private Equity	9.90%
Hedge Funds	6.90%
Private Debt	6.80%
Fixed income securities	6.04%
Weighted average (a)	6.75%
___________
(a)The 2026 expected long-term rate of return for the nonregulated portion of the Oncor Retirement Plan is 5.82%, and for Oncor’s obligations with respect to the Vistra Retirement Plan is 6.64%.

OPEB Plans
Asset Class	Expected Long-Term Rate of Return
401(h) accounts	7.09%
Life insurance VEBA	6.54%
Union VEBA	6.54%
Non-union VEBA	3.80%
Shared retiree VEBA	3.80%
Weighted average	6.75%

Significant Concentrations of Risk

The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. Oncor seeks to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to participating employers. While Oncor recognizes the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

For the Oncor Retirement Plan at December 31, 2025, Oncor selected the assumed discount rate using the Aon AA-AAA Bond Universe yield curve, which is based on corporate bond yields and at December 31, 2025 consisted of 1,343 corporate bonds with an average rating of AA and AAA using Moody’s, S&P and Fitch ratings. For Oncor’s obligations with respect to the Vistra Retirement Plan and the OPEB Plans at December 31, 2025, Oncor

selected the assumed discount rate using the Aon AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2025 consisted of 542 corporate bonds with an average rating of AA using Moody’s, S&P and Fitch ratings.

Future Pension Plans and OPEB Plans Cash Contributions

Based on applicable minimum funding requirements and the latest actuarial projections, Oncor’s future funding for the pension plans and the OPEB Plans, is expected to total $101 million and $21 million, respectively, in 2026 and approximately $489 million and $160 million, respectively, in the five-year period 2026 to 2030. Oncor may also elect to make additional discretionary contributions based on market and/or business conditions.

Future Benefit Payments

Estimated future benefit payments to participants are as follows:

	2026	2027	2028	2029	2030	2031-35
Pension plans	$190	$192	$195	$195	$194	$936
OPEB Plans	$44	$45	$46	$47	$48	$237

Thrift Plan

Oncor’s employees are eligible to participate in a qualified savings plan, the Oncor Thrift Plan, which is a participant-directed defined contribution plan subject to the provisions of ERISA and intended to qualify under Section 401(a) of the Code, and to meet the requirements of Code Sections 401(k) and 401(m). Under the plan, Oncor’s employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, a portion of their regular salary or wages as permitted under law. Employer matching contributions are made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Oncor Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Oncor Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan’s investment options. Oncor’s contributions to the Oncor Thrift Plan totaled $36 million, $32 million and $29 million for the years ended December 31, 2025, 2024 and 2023, respectively.

11.     RELATED-PARTY TRANSACTIONS

The following represents our significant related-party transactions and related matters.

•We are a member of Sempra’s federal consolidated tax group and therefore Sempra’s federal consolidated income tax return includes our results. Included in our results as reported in Sempra’s federal consolidated tax return is our portion of Oncor’s taxable income. Under the terms of a tax sharing agreement, we are obligated to make payments to STH in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. Also under the terms of the tax sharing agreement, Oncor makes similar payments to Texas Transmission, pro rata in accordance with its respective membership interest in Oncor, in an aggregate amount that is substantially equal to the amount of federal income taxes that Oncor would have been required to pay if it were filing its own corporate income tax return. STH also includes Oncor’s results in its combined Texas state margin tax return, and consistent with the tax sharing agreement, Oncor remits to STH Texas margin tax payments, which are accounted for as income taxes and calculated as if Oncor was filing its own return. See discussion in Note 1 to Financial Statements under “Income Taxes.”

Amounts payable to (receivable from) STH related to income taxes under the agreement and reported on our balance sheet consisted of the following:

	At December 31,
	2025	2024
Federal income taxes receivable	$(40)	$(26)
Texas margin tax payable	31	29
Net payable (receivable)	$(9)	$3

Cash payments made to Sempra related to income taxes consisted of the following:

	Years Ended December 31,
	2025	2024	2023
Federal income taxes	$-	$37	$89
Texas margin taxes	31	29	28
Total payments (net of refunds) (a)	$31	$66	$117
___________
(a)Refunds are less than $1 million for both federal income taxes and Texas margin taxes.

•Pursuant to the PUCT order in Docket No. 48929, relating to Oncor’s 2019 acquisition of InfraREIT, Inc., Oncor entered into an operation agreement with Sharyland under which Oncor provides certain operations services to Sharyland at cost with no markup or profit. Sempra owns an indirect 50% interest in the parent of Sharyland. Sharyland provided wholesale transmission service to Oncor in the amount of $17 million, $17 million and $16 million in the years ended December 31, 2025, 2024 and 2023, respectively. Oncor provided certain operation services to Sharyland in the amount of $771,000, $586,000 and $659,000 in the years ended December 31, 2025, 2024 and 2023, respectively.
•Oncor paid Sempra $112,000, $108,000 and $105,000 for the years ended December 31, 2025, 2024 and 2023, respectively, for tax consulting and related services.

See Notes 1, 4 and 8 for information regarding the tax sharing agreement and distributions to our member.

12. DERIVATIVES AND HEDGING

Oncor is exposed to changes in interest rates and foreign currency exchange rates primarily as a result of Oncor’s current and expected future debt financings. Oncor uses derivative instruments typically designated as cash flow or fair value hedges to help mitigate Oncor’s exposure related to those risks.

Interest Rate Derivatives

Oncor uses interest rate swaps, in part, to hedge Oncor’s interest payments related to Oncor’s expected future debt financings. Oncor’s future fixed rate debt issuances underlying these cash flow hedge relationships are largely dependent on market demand and liquidity in the debt market. At December 31, 2025, Oncor believes its forecasted issuances of fixed rate debt in the related cash flow hedge relationships are probable. However, unexpected changes in market conditions in future periods could impact Oncor’s ability to issue such fixed rate debt, or the timing of any such issuance. If Oncor’s assumptions regarding the nature and timing of forecasted fixed rate debt issuances were to be inaccurate, Oncor could be required to cease the application of hedge accounting to the related interest rate swaps, which could result in immediate reclassification of all the related gains or losses in AOCI to other (income) and deductions.

Oncor may designate an interest rate swap as a cash flow hedge if it effectively converts anticipated cash flows associated with interest payments to a fixed dollar amount. Designating interest rate swaps as cash flow hedges is dependent on the business context in which the instrument is being used, the effectiveness of the instrument in offsetting the risk that the future cash flows of interest payments may vary, and other criteria.

In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset to other comprehensive (loss) income. Amounts remain in AOCI and are reclassified into net income as the interest expense on the related debt affects net income.

The fair value of an interest rate derivative instrument is recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income if the criteria for cash flow hedge accounting are not met or if the instrument is not designated as a cash flow hedge.

Interest Rate Hedge Transactions

In the first quarter of 2025, Oncor entered into interest rate swap transactions hedging the variability of benchmark bond rates used to determine the interest rates on 10-year and 30-year senior secured notes. The hedges were terminated in March 2025 upon the issuance of Oncor’s 2035 Notes and 2055 Notes and a $15 million ($12 million net of tax) net fair value loss was realized and recorded in OCI. The AOCI will be reclassified into net income as an increase in interest expense over the life of the 2035 Notes and 2055 Notes, respectively.

In April 2025, Oncor began entering into interest rate swap transactions hedging the variability of benchmark bond rates in anticipation of future debt financings through 2028. As of December 31, 2025, all such derivative instruments remained outstanding in 2025, Oncor recorded a $5 million ($4 million net of tax) net unrealized fair value gain on the interest rate swaps in OCI.

	Aggregate Notional Amounts	Range of Locked Fixed Rates	Range of Estimated Settlement Years
Interest rate swaps	$3,015	3.39% - 4.29%	2026 ~ 2028

There were approximately $6 million in net losses recorded in AOCI at December 31, 2025 related to the interest rate swaps to be reclassified into net income as an increase to interest expense within the next 12 months.

Foreign Currency Derivatives

Oncor is exposed to foreign currency exchange rate risk as a result of the use of foreign currency denominated financing instruments, such as the Euro Notes and CAD Notes. Oncor has and may continue to utilize cross-currency swaps to help mitigate the exposure related to foreign currency denominated debt that Oncor has issued or may issue in the future. Oncor’s existing cross-currency swaps exchange its euro-denominated and Canadian dollar-denominated principal payments due at maturity under the Euro Notes and CAD Notes, into U.S. dollar-denominated notional amounts and swap euro-denominated and Canadian dollar-denominated fixed interest rates for U.S. dollar-denominated fixed interest rates, respectively. Oncor currently designates its cross-currency swaps as fair value hedges. In accounting for fair value hedges, the derivative contract is recorded on the balance sheet at fair value. Oncor has elected to exclude the cross-currency basis spread from the assessment of effectiveness in the fair value hedges of its foreign currency risk and record any difference between the change in the fair value of the excluded components and the amounts recognized in earnings as a component of OCI. The fair value loss/gain on cross-currency swaps attributable to foreign currency exchange rates are recognized in the income statement to offset the remeasurement gain/loss on the foreign currency denominated debt attributable to foreign currency exchange rates, resulting in no impact on earnings attributable to changes in the foreign currency exchange rate.

Foreign Currency Exchange Rate Hedge Transactions

In May 2024 and June 2025, Oncor entered into multiple cross-currency swaps, designated as fair value hedges, that effectively converted Oncor’s euro-denominated fixed rate payment obligations under Oncor’s Euro Notes with respect to principal and interest payments to U.S. dollar-denominated fixed rate payment obligations.

In September 2025, Oncor entered into multiple cross-currency swaps, also designated as fair value hedges, that effectively converted Oncor’s Canadian dollar-denominated fixed rate payment obligations under Oncor CAD Notes with respect to principal and interest payments to U.S. dollar-denominated fixed rate payment obligations.

In 2025, Oncor recorded a $31 million net fair value loss of the cross-currency swaps. The amount attributable to excluded components was a $58 million ($46 million net of tax) loss and was recorded in OCI at December 31, 2025.

At December 31, 2025, the following foreign currency derivative contracts designated as fair value hedges of the Euro Notes and CAD Notes were outstanding:

							Years Ended December 31,
							2025	2024
	Notional Amounts (a)	Pay Rates (b)	Receive Amounts		Receive Rates	Maturities	Fair Value Gain (Loss)
Cross-currency swaps executed in May 2024	$542	5.3710%	€500		3.500%	2031	$53	$(21)
Cross-currency swaps executed in June 2025	$805	5.4405%	€700		3.625%	2034	$(19)	$-
Cross-currency swaps executed in September 2025	$361	5.0220%	C$	500	4.200%	2035	$(3)	$-
___________
(a)Notional amounts reflect the aggregate amounts Oncor received in U.S. dollars upon execution of the cross-currency swaps in exchange for transferring the receive amounts to the counterparties of the cross-currency swaps.
(b)Pay rates reflect the all-in U.S. dollar fixed rate coupons on the U.S. dollar notional amounts, as a result of the cross-currency swaps relating to the Euro Notes and CAD Notes.

Financial Statement Presentation

Derivative Contract Fair Values and Income Statement Impacts

The table below provides a balance sheet overview of Oncor’s outstanding derivative assets and liabilities as of December 31, 2025 and 2024:

		At December 31,
		2025	2024
	Balance Sheet Locations	Fair Value of Derivative Assets (Liabilities)
Interest rate swaps	Prepayments and other current assets	$7	$-
	Other noncurrent assets	$6	$-
	Operating lease and other current liabilities	$(7)	$-

Cross-currency swaps	Other noncurrent assets	$29	$-
	Other noncurrent obligations	$(20)	$(21)

The table below provides the related income statement impacts of derivative contracts at December 31, 2025, 2024 and 2023:

		Years Ended December 31,
	Income Statement Location	2025	2024	2023
Fair value loss (gain) on cross-currency swaps attributable to changes in the foreign currency exchange rate	Other (income) and deductions – net (a)	$89	$(24)	$-
____________
(a)The fair value gain/loss on cross-currency swaps attributable to changes in the foreign currency exchange rate were recorded in the same income statement location and offset the loss/gain due to remeasurement of the Euro Notes and CAD Notes, resulting in no impact on earnings attributable to changes in the foreign currency exchange rates. The fair value gain/loss on cross-currency swaps attributable to excluded components were recognized as a component of OCI.

Fair Value Measurements

The fair value of Oncor’s interest rate swap and cross-currency swap derivative instruments is measured using inputs that are considered a Level 2 measurement, as they are not actively traded and are valued using pricing models that use observable market quotations. Additionally, the fair values of derivatives designated in hedging relationships include valuation adjustments to appropriately incorporate nonperformance risk for Oncor and/or the respective counterparties. At December 31, 2025, the fair values of derivatives designated in hedging relationships include net $4 million credit valuation adjustments.

13. SUPPLEMENTARY FINANCIAL INFORMATION

Other (Income) and Deductions – Net

	Years Ended December 31,
	2025	2024	2023
Professional fees	$8	$6	$8
Recoverable Pension and OPEB – non-service costs	20	17	32
Non-recoverable pension and OPEB	1	(1)	(3)
Gains on sales of non-utility property	-	(1)	(9)
AFUDC – equity income	(98)	(60)	(50)
Interest and investment (income) loss – net	(31)	(28)	(13)
Fair value loss (gain) on cross-currency swaps attributable to changes in the foreign currency exchange rate	89	(24)	-
Loss (gain) due to remeasurement of foreign currency denominated notes	(89)	24	-
Other	1	4	4
Total other (income) and deductions – net	$(99)	$(63)	$(31)

Interest Expense and Related Charges

	Years Ended December 31,
	2025	2024	2023
Interest	$846	$683	$552
Amortization of discount, premium and debt issuance costs	9	14	13
Less AFUDC – capitalized interest portion	(67)	(44)	(29)
Total interest expense and related charges	$788	$653	$536

Accounts Receivable – Net

Accounts receivable reported on our balance sheet consisted of the following:

	At December 31,
	2025	2024
Accounts receivable	$1,070	$987
Allowance for uncollectible accounts	(22)	(17)
Accounts receivable – net	$1,048	$970

The accounts receivable balance from REP subsidiaries of Oncor’s two largest customers, collectively represented 23% and 19%, respectively, of Oncor’s accounts receivable balance at December 31, 2025 and 22% and 19%, respectively, of the accounts receivable balance at December 31, 2024. No other customer represented 10% or more of the total accounts receivable at such dates.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset.

Prepayments and Other Current Assets

Prepayments and other current assets reported on our balance sheet consisted of the following:

	At December 31,
	2025	2024
Insurance prepayments	$28	$27
Local franchise tax prepayments	84	79
Other	28	18
Prepayments and other current assets	$140	$124

Investments and Other Property

Investments and other property reported on our balance sheet consisted of the following:

	At December 31,
	2025	2024
Assets related to employee benefit plans (a)	$192	$172
Non-utility property – land	10	10
Other	1	1
Total investments and other property	$203	$183
________
(a)The majority of these assets, which are held in rabbi trusts, represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. At December 31, 2025 and 2024, the face amount of these policies totaled $218 million and $205 million, respectively, and the net cash surrender values (determined using a Level 2 valuation technique) totaled $134 million and $121 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Consolidated VIE

Receivables LLC is considered a VIE under ASC 810. Oncor is the primary beneficiary of this VIE because Oncor has the power to direct borrowing and repayment activities of the AR Facility for the VIE, the obligation to absorb losses and the right to receive benefits that could be significant to the VIE. See Note 6 for more information on the AR Facility. As a result, Oncor consolidates Receivables LLC. Receivables LLC’s assets and liabilities on the balance sheets consisted of the following:

	At December 31,
	2025	2024
Assets:
Cash and cash equivalents	$6	$5
Advances to affiliate	-	4
REP Accounts receivable – net	677	622
Income tax receivable	3	5
Unamortized AR Facility costs	-	1
Total assets	$686	$637

Liabilities:
Accrued interest	$1	$-
Long-term borrowings – net	325	-
Total Liabilities	$326	$-
Property, Plant and Equipment – Net

Property, plant and equipment – net reported on our balance sheet consisted of the following:

	Composite Depreciation Rate/	At December 31,
	Average Life of Depreciable Plant at December 31, 2025	2025	2024
Assets in service:
Distribution	2.7% / 36.5 years	$23,148	$20,880
Transmission	2.4% / 42.1 years	19,032	16,599
Other assets (a)	8.8% / 11.4 years	2,566	2,238
Total		44,746	39,717
Less accumulated depreciation		10,135	9,723
Net of accumulated depreciation		34,611	29,994
Construction work in progress		3,142	1,704
Held for future use		81	71
Property, plant and equipment – net		$37,834	$31,769
_________
(a)    Includes intangible capitalized software and general property, plant and equipment.

Depreciation expense as a percent of average depreciable property approximated 2.6% for each of the years ended December 31, 2025 and 2024.

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet as part of property, plant and equipment consisted of the following:

	At December 31, 2025			At December 31, 2024
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Identifiable intangible assets subject to amortization:
Land easements	$935	$140	$795	$705	$134	$571
Capitalized software and other	1,507	444	1,063	1,311	450	861
Total	$2,442	$584	$1,858	$2,016	$584	$1,432
Aggregate amortization expense for intangible assets totaled $137 million, $114 million and $97 million for the years ended December 31, 2025, 2024 and 2023, respectively. At December 31, 2025, the weighted average remaining useful lives of capitalized land easements and software were 85 years and 7 years, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Years	Amortization Expenses
2026	$172
2027	$172
2028	$172
2029	$172
2030	$172

Goodwill totaling $4.628 billion was reported on our balance sheet at both December 31, 2025 and 2024. The goodwill is not being deducted for tax purposes. See Note 1 regarding goodwill impairment assessment and testing.

Other Noncurrent Assets

Other noncurrent assets reported on our balance sheet consisted of the following:

	At December 31,
	2025	2024
Fair value of derivative noncurrent assets	$29	$-
Prepayments – noncurrent	12	8
Other	18	23
Total other noncurrent assets	$59	$31

Other Noncurrent Obligations

Other noncurrent obligations reported on our balance sheet consisted of the following:

	At December 31,
	2025	2024
Liabilities related to tax sharing agreement with noncontrolling interests (Notes 1 and 4)	$42	$51
Investment tax credits	2	2
Customer advances for construction – noncurrent	608	199
Litigation claim obligations	3	3
Fair value of derivative liabilities	14	21
Other	84	77
Total other noncurrent obligations	$753	$353

Supplemental Cash Flow Information

	Years Ended December 31,
	2025	2024	2023
Cash payments related to:
Interest	$771	$632	$519
Less capitalized interest	(67)	(44)	(29)
Total interest payments (net of amounts capitalized)	$704	$588	$490

Income taxes (a):
Federal	$-	$45	$110
State	31	29	28
Total payments of income taxes	$31	$74	$138

Noncash financing activities:
Debt extinguished through legal defeasance (Note 6)	$9	$-	$-

Noncash investing activities:
Construction expenditures financed through accounts payable (b)	$926	$422	$319
Land swap	$-	$10	$-
________
(a)See Note 4 and 11 for income tax related detail.
(b)Represents end-of-period accruals.

14. CONDENSED FINANCIAL INFORMATION

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC (Parent Co.)
PARENT ONLY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	Pre-tax Amount	Income Tax (Expense) Benefit	Net-of-Tax Amount

	(U.S. dollars in millions)
2025
Equity in earnings of subsidiary	$858	$(8)	$850
Other comprehensive (loss) income	(47)	10	(37)
Comprehensive income	$811	$2	$813
2024
Equity in earnings of subsidiary	$777	$(12)	$765
Other comprehensive (loss) income	(5)	2	(3)
Comprehensive income	$772	$(10)	$762
2023
Equity in earnings of subsidiary	$694	$(15)	$679
Other comprehensive (loss) income	(12)	3	(9)
Comprehensive income	$682	$(12)	$670

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2025	2024	2023

	(U.S. dollars in millions)
Cash provided by operating activities	$634	$604	$442
Cash used in financing activities – distributions paid to member	(634)	(604)	(442)
Net change in cash and cash equivalents	-	-	-
Cash and cash equivalents – beginning balance	-	-	-
Cash and cash equivalents – ending balance	$-	$-	$-

CONDENSED BALANCE SHEETS

	At December 31,
	2025	2024

	(U.S. dollars in millions)
ASSETS
Cash and cash equivalents	$-	$-
Investments – noncurrent	14,548	12,380
Accumulated deferred income taxes	186	174
Total assets	$14,734	$12,554
LIABILITIES AND MEMBERSHIP INTERESTS
Income taxes payable to member - current	$(1)	$(2)
Other noncurrent liabilities and deferred credits	41	51
Total liabilities	40	49
Membership interests	14,694	12,505
Total liabilities and membership interests	$14,734	$12,554

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC (Parent Co.)
CONDENSED FINANCIAL INFORMATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

References herein to “we,” “our,” “us” and “the company” are to Oncor Holdings (Parent Co.) as apparent in the context.

The accompanying condensed balance sheets are presented at December 31, 2025 and 2024, and the accompanying condensed statements of income and cash flows are presented for the years ended December 31, 2025, 2024 and 2023. We are a Delaware limited liability company indirectly wholly owned by Sempra. As of December 31, 2025, we own 80.25% of the membership interests in Oncor. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to the rules of the SEC. Because the condensed financial statements do not include all of the information and footnotes required by GAAP, they should be read in conjunction with the consolidated financial statements and Notes 1 through 13. Our interest in our subsidiary Oncor has been accounted for under the equity method in this condensed financial information. All dollar amounts in the financial statements are stated in millions of U.S. dollars unless otherwise indicated.

Distribution Restrictions

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are each composed of a majority of Disinterested Directors, can withhold distributions to the extent such board determines that it is necessary to retain such amounts to meet our expected future requirements. In addition, we and Oncor cannot make distributions (except for contractual tax payments) of amounts to the extent a majority of the Disinterested Directors on the respective board determines that such amounts are necessary to meet expected future requirements of the company. At Oncor, either of the two directors designated to serve on the Oncor board of directors by Texas Transmission could also prevent Oncor from making distributions (other than contractual tax payments) to the extent such director determines it is in the best interests of Oncor to retain such amounts to meet expected future requirements, including continuing compliance with the debt-to-equity ratio established from time to time by the PUCT for rate-making purposes. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including finance leases plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding accumulated other comprehensive loss and the effects of acquisition accounting from a 2007 transaction.

Oncor’s distributions are limited by the requirement to maintain its regulatory capital structure at or below the debt-to-equity ratio established periodically by the PUCT for ratemaking purposes. Oncor’s current authorized regulatory capital structure set by the PUCT is 57.5% debt to 42.5% equity. At December 31, 2025, Oncor’s regulatory capitalization was 56.3% debt to 43.7% equity.

During 2025, 2024 and 2023, Oncor’s board of directors declared, and Oncor paid to us the following cash distributions:

	Years Ended December 31,
	2025	2024	2023

	(U.S. dollars in millions)
Distributions received, subsequently paid as federal income taxes recognized as operating activities	$-	$1	$2
Distributions received, subsequently paid as a distribution recognized as financing activities	634	604	442
Total distributions from Oncor	$634	$605	$444